                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                  ORCAD, INC.
                                       AT
                              $13.00 NET PER SHARE
                                       BY
                          CDSI ACQUISITION CORPORATION
                          A WHOLLY-OWNED SUBSIDIARY OF
                          CADENCE DESIGN SYSTEMS, INC.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 16, 1999 (THE "EXPIRATION DATE"), UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES OF THE COMMON STOCK OF ORCAD, INC., A DELAWARE CORPORATION (THE "COMPANY"), REPRESENTING AT LEAST SIXTY-SEVEN PERCENT (67%) OF THE AGGREGATE OF (A) THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY THEN OUTSTANDING AND (B) THE NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY THAT ARE, OR WILL, PRIOR TO THE SCHEDULED CLOSING OF THE MERGER (AS DEFINED BELOW), BECOME, SUBJECT TO ISSUANCE UPON THE EXERCISE OF OPTIONS (THE "MINIMUM CONDITION") AND (2) THE SATISFACTION OR WAIVER OF ALL CONDITIONS TO THE OBLIGATIONS OF CDSI ACQUISITION CORPORATION (THE "PURCHASER") SET FORTH IN SECTION 18 HEREIN.

    THE OFFER IS BEING MADE PURSUANT TO THE TERMS OF THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 14, 1999 (THE "MERGER AGREEMENT"), BY AND AMONG THE COMPANY, PURCHASER AND CADENCE DESIGN SYSTEMS, INC. AMONG OTHER THINGS, THE MERGER AGREEMENT PROVIDES FOR THE MAKING OF THE OFFER AND THAT, FOLLOWING THE PURCHASE OF SHARES (AS DEFINED HEREIN) PURSUANT TO THE OFFER AND NO LATER THAN THE SECOND BUSINESS DAY AFTER THE SATISFACTION OR WAIVER OF CERTAIN OTHER CONDITIONS, PURCHASER WILL BE MERGED WITH AND INTO THE COMPANY.
                            ------------------------

                                   IMPORTANT

    Any stockholder of the Company desiring to tender all or a portion of his Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal, or a facsimile copy thereof, in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedure for book-entry transfer set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares" or (2) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for the stockholder. Stockholders having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if they desire to tender their Shares.

    A stockholder of the Company who desires to tender Shares and whose certificates for Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, may tender such Shares by following the procedure for guaranteed delivery set forth in this Offer to Purchase under the caption "THE TENDER OFFER--2. Procedure for Accepting the Offer and Tendering Shares."

    Questions and requests for assistance, or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials, may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Holders of Shares may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------
 THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE
         ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS
               DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS
                                   UNLAWFUL.
                            ------------------------
                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

              The date of this Offer to Purchase is June 18, 1999

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                  ---------
INTRODUCTION....................................................................................................          1
THE TENDER OFFER................................................................................................          3
       1.  Terms of the Offer; Expiration Date..................................................................          3
       2.  Procedure for Accepting the Offer and Tendering Shares...............................................          4
       3.  Withdrawal Rights....................................................................................          7
       4.  Acceptance for Payment and Payment for Shares........................................................          8
       5.  Certain Federal Income Tax Consequences..............................................................          9
       6.  Price Range of the Shares............................................................................         10
       7.  Certain Information Concerning the Company...........................................................         10
       8.  Certain Information Concerning Cadence and Purchaser.................................................         13
       9.  Source and Amount of Funds...........................................................................         15
      10.  Certain Transactions Between Cadence and the Company.................................................         16
      11.  Contacts with the Company; Background of the Offer and the Merger....................................         16
      12.  Purpose of the Offer and The Merger Agreement........................................................         18
      13.  The Merger Agreement, the Stock Option Agreement and the Stockholders Agreement......................         19
      14.  Interests of Certain Persons in the Merger...........................................................         33
      15.  Going Private Transactions...........................................................................         33
      16.  Dividends and Distributions..........................................................................         33
      17.  Effects of the Offer on the Market For Shares; Nasdaq National Market and Exchange Act
             Registration.......................................................................................         34
      18.  Certain Conditions of the Offer......................................................................         35
      19.  Certain Legal Matters; Regulatory Approvals..........................................................         37
      20.  Fees and Expenses....................................................................................         39
      21.  Miscellaneous........................................................................................         40
SCHEDULE I......................................................................................................         41

To the Holders of Common Stock of OrCAD, Inc.:

                                  INTRODUCTION

    CDSI Acquisition Corporation, a Delaware corporation ("Purchaser"), which is a newly formed, wholly-owned subsidiary of Cadence Design Systems, Inc., a Delaware corporation ("Cadence"), hereby offers to purchase all of the issued and outstanding shares (the "Shares") of common stock, $.01 par value (the "Company Common Stock"), of OrCAD, Inc., a Delaware corporation (the "Company"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Offer"), at the purchase price of $13.00 per Share (the "Offer Price"), net to the seller in cash.

    The Offer is being made pursuant to the terms of the Agreement and Plan of Merger, dated as of June 14, 1999 (the "Merger Agreement"), by and among the Company, Purchaser and Cadence. Among other things, the Merger Agreement provides for the making of the Offer and that, following the purchase of Shares pursuant to the Offer and no later than the second business day after the satisfaction or waiver of certain other conditions, Purchaser will be merged with and into the Company (the "Merger"). The Company will be the surviving corporation and a wholly-owned subsidiary of Cadence upon completion of the Merger (the "Surviving Corporation"). At the effective time of the Merger, each outstanding Share (except for (i) Shares owned by the Company or Cadence, or by any subsidiary of the Company or Cadence or (ii) Shares held by a stockholder who has demanded and perfected such stockholder's demand for appraisal of such stockholder's Shares in accordance with the Delaware General Corporation Law (the "DGCL") and as of the effective time has neither effectively withdrawn nor lost such stockholder's right to such appraisal (collectively, the "Excluded Shares")) will be converted into the right to receive the Offer Price, net to the holder in cash, without interest.

    AT A MEETING HELD ON JUNE 14, 1999, THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") UNANIMOUSLY (a) DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY, (b) ADOPTED AND APPROVED THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT (AS DEFINED BELOW) AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND AUTHORIZED THE EXECUTION THEREOF BY THE COMPANY AND (c) DETERMINED TO RECOMMEND THAT THE STOCKHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED BY THE EXPIRATION DATE AND NOT WITHDRAWN A NUMBER OF SHARES REPRESENTING AT LEAST SIXTY-SEVEN PERCENT (67%) OF THE AGGREGATE OF (a) THE NUMBER OF SHARES OF COMPANY COMMON STOCK THEN OUTSTANDING AND (b) THE NUMBER OF SHARES OF COMPANY COMMON STOCK THAT ARE, OR WILL, PRIOR TO THE SCHEDULED CLOSING OF THE MERGER, BECOME, SUBJECT TO ISSUANCE UPON THE EXERCISE OF OPTIONS (THE "MINIMUM CONDITION") AND (2) THE SATISFACTION OR WAIVER OF ALL CONDITIONS SET FORTH IN SECTION 18 HEREIN.

    THE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, JULY 16, 1999, UNLESS EXTENDED.

    If Purchaser acquires an amount of Shares that satisfies the Minimum Condition, it will have sufficient voting power to approve and adopt the Merger Agreement and the Merger without the vote of any other stockholder of the Company. If Purchaser acquires at least ninety percent (90%) of the outstanding Shares, Purchaser intends to approve and consummate the Merger without any action by, or any further prior notice to, the other stockholders of the Company pursuant to the short-form merger provisions of the DGCL.

    Cadence and Purchaser have entered into a stock option agreement with the Company (the "Stock Option Agreement"), pursuant to which, among other things, the Company has granted Purchaser an option to purchase, under specified circumstances, up to 1,863,331 shares of Company Common Stock at $13.00 per share (the "Company Option"). See "THE TENDER OFFER--13. The Merger Agreement, the Stock Option Agreement and the Stockholders Agreement."

    Cadence and Purchaser have entered into a Stockholders Agreement (the "Stockholders Agreement") with Wolfram H. Blume, David Nierenberg, The D3 Family Fund, L.P. and Michael F. Bosworth (the "Tendering Stockholders"), who beneficially own, in the aggregate, 1,758,068 Shares, representing approximately 18.9% of the issued and outstanding Shares. Pursuant to the Stockholders Agreement, upon the terms and subject to the conditions therein, the Tendering Stockholders have agreed to tender to Purchaser all Shares beneficially owned by such Tendering Stockholders, have granted to Purchaser an option to purchase such Shares under specified circumstances, have agreed to vote such Shares in favor of approval of the Merger Agreement and the transactions contemplated thereby and have granted an irrevocable proxy to Purchaser with respect to such Shares.

    Each holder (other than holders of Excluded Shares) of a certificate representing any Shares will, from and after the consummation of the Merger, cease to have any rights with respect to such Shares, except the right to receive the Offer Price. From and after the consummation of the Merger, each Excluded Share will be canceled and extinguished and cease to exist without any conversion thereof, and no payment will be made with respect thereto.

    ALLIANT PARTNERS, FINANCIAL ADVISOR TO THE COMPANY ("ALLIANT"), HAS DELIVERED A WRITTEN OPINION TO THE COMPANY BOARD, DATED JUNE 14, 1999 (THE "ALLIANT OPINION"), TO THE EFFECT THAT, AS OF THAT DATE, THE CONSIDERATION TO BE RECEIVED BY THE STOCKHOLDERS OF THE COMPANY PURSUANT TO THE MERGER AGREEMENT IS FAIR FROM A FINANCIAL POINT OF VIEW. THE FULL TEXT OF THE ALLIANT OPINION IS ATTACHED TO THE COMPANY'S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WHICH IS BEING MAILED TO STOCKHOLDERS OF THE COMPANY HEREWITH. STOCKHOLDERS ARE URGED TO READ SUCH OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW OF ALLIANT.

    The Company has informed Purchaser that as of June 14, 1999 there were approximately 9,321,315 Shares issued and outstanding and approximately 3,973,937 Shares were reserved for issuance upon the exercise of outstanding options. As of the date hereof, Cadence and its affiliates beneficially own no Shares. The Minimum Condition should therefore be satisfied if at least (i) approximately 6,245,281 Shares (67% of the issued and outstanding Shares), plus
(ii) sixty-seven percent (67%) of the number of Shares that are, or will, prior to the scheduled closing of the Merger, become, subject to issuance upon exercise of options, are validly tendered and not withdrawn prior to the Expiration Date (1,758,068 Shares will be tendered to Purchaser pursuant to the Stockholders Agreement).

    THE OFFER DOES NOT CONSTITUTE A SOLICITATION OF PROXIES FOR ANY MEETING OF THE COMPANY'S STOCKHOLDERS. ANY SUCH SOLICITATION WOULD BE MADE ONLY PURSUANT TO SEPARATE PROXY MATERIALS COMPLYING WITH THE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT").

    Tendering stockholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, any tendering stockholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% of the gross proceeds payable to such stockholder or other payee pursuant to the Offer. See "THE TENDER OFFER--5. Certain Federal Income Tax Consequences." Cadence will pay all charges and expenses of ChaseMellon Shareholder Services, as Depositary (in such capacity, the "Depositary"), and Morrow & Co., Inc., as Information Agent (in such capacity, the "Information Agent"), incurred in connection with the Offer. For a description of the fees and expenses to be paid by Purchaser, see "THE TENDER OFFER--20. Fees and Expenses."

    The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Neither Cadence nor Purchaser takes any responsibility for the completeness or accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Cadence and Purchaser was supplied by Cadence and Purchaser. The Company takes no responsibility for the completeness or accuracy of such information.

    THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. ALSO SEE "THE TENDER OFFER--21. MISCELLANEOUS" FOR INFORMATION REGARDING CERTAIN ADDITIONAL DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") IN CONNECTION WITH THE OFFER.

    References herein to Cadence will, unless the context indicates otherwise, include Cadence and all of its subsidiaries, including Purchaser.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered on or prior to the Expiration Date and not theretofore withdrawn in accordance with the terms set forth in this Offer to Purchase under the caption "-- 3. Withdrawal Rights." The term "Expiration Date" means midnight, New York City time, on Friday, July 16, 1999, unless Purchaser, subject to restrictions contained in the Merger Agreement, has extended the period of time during which the Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Offer, as so extended by Purchaser, will expire.

    Purchaser expressly reserves the right to waive any conditions of the Offer (except as otherwise provided in the Merger Agreement), to increase the Offer Price or to make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, Purchaser may not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer,
(iii) amend or waive satisfaction of the Minimum Condition to permit the purchase of Shares constituting less than a majority of the number of Shares outstanding, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer set forth in Annex I to the Merger Agreement to broaden their scope or (vi) amend any other term of the offer in any manner adverse to the holders of Shares

    If at the expiration date of the Offer, the conditions to the Offer described in Section 18 hereto shall not have been satisfied or earlier waived, Purchaser may, from time to time extend the expiration date of the Offer until the date such conditions are satisfied or earlier waived and Cadence becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer; provided, however, that the expiration date of the Offer may not be extended beyond September 30, 1999 without the consent of the Company. Purchaser may also, without the consent of the Company Board, extend the expiration date of the Offer (as it may be extended) (i) for any period required by applicable rules and regulations of the Commission in connection with an increase in the consideration to be paid pursuant to the Offer and (ii) for up to ten business days, if on such expiration date the conditions for the Offer described on Annex I to the Merger Agreement shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than 90 percent of the then issued and outstanding Shares on a fully diluted basis. If all of the conditions to the Offer are not satisfied on any scheduled expiration date, then if all such conditions are reasonably capable of being satisfied prior to September 30, 1999, Purchaser will extend the Offer from time to time until such conditions are satisfied or waived; provided that Purchaser is not required to extend the Offer beyond August 30, 1999 if, as of such date, the Minimum Condition has not been satisfied. As used in this Offer to Purchase, "business day" means any day, other than a day on which the Nasdaq National Market is closed.

    Subject to the applicable rules and regulations of the Commission, Purchaser expressly reserves the right, subject to the terms and conditions of the Merger Agreement, at any time and from time to time, upon the failure to be satisfied of any of the conditions to the Offer, to (i) terminate or amend the Offer, (ii) extend the Offer and postpone acceptance for payment of any Shares or (iii) waive any condition, by giving oral or written notice of such termination, amendment, extension or waiver to the Depositary. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to any such extension and will remain tendered, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. The ability of Purchaser to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that an offeror either pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer. If Cadence or Purchaser waives any of the conditions set forth in this Offer to Purchase under the caption "--18. Certain Conditions of the Offer," the Commission may, if the waiver is deemed to constitute a material change to the information previously provided to Company stockholders, require that the Offer remain open for an additional period of time and/or that Purchaser disseminate information concerning such waiver.

    If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition to the Offer, Purchaser will disseminate additional tender offer materials (including by public announcement as set forth below) and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. These rules generally provide that the minimum period during which a tender offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the changes in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to securityholders, and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or a change in percentage of securities sought, a minimum ten-business day period is generally required to allow for adequate dissemination to stockholders and for investor response.

    Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement in accordance with the public announcement requirements of Rule 14e-l(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the Offer be promptly disseminated to them in a manner reasonably designed to inform stockholders of such change), and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

    The Company has provided Purchaser with the Company stockholder list, a nonobjecting beneficial owners list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2.  PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES

VALID TENDER OF SHARES

    For a stockholder to validly tender Shares pursuant to the Offer, either:
(a)(i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry delivery of Shares, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and
(ii) either certificates for tendered Shares ("Share Certificates") must be received by the Depositary at one of such addresses or such tendered Shares must be delivered pursuant to the procedure for book-entry transfer described below (and a Book-Entry Confirmation (as defined herein) received by the Depositary), in each case prior to the Expiration Date; or (b) the tendering stockholder must comply with the guaranteed delivery procedures described below.

BOOK-ENTRY TRANSFERS

    The Depositary will establish an account with respect to the Shares at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility may make book-entry delivery of the Shares by causing the book-entry transfer system to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedure for such transfer. Although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined herein) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." Delivery of documents to the Book-Entry Transfer Facility in accordance with its book-entry procedures does not constitute valid delivery to the Depositary.

    The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares, that such participant has received the Letter of Transmittal and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

    THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED AT THE DEPOSITARY. IF DELIVERY IS BY MAIL, THEN INSURED OR REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGNATURE GUARANTEES

    No signature guarantee on the Letter of Transmittal is required if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in the Book-Entry Transfer Facility system whose name appears on a security position listing as the owner of the Shares) tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on such Letter of Transmittal or (ii) such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution"). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates not validly tendered, not accepted for payment or not purchased are to be issued or returned to, a person other than the registered holder of the Share Certificates, the tendered Share Certificates must be endorsed in blank or accompanied by appropriate stock powers, signed exactly as the name of the registered holder appears on the Share Certificates with the signature on such Share Certificates or stock powers guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal.

GUARANTEED DELIVERY

    If a stockholder desires to tender Shares pursuant to the Offer and such stockholder's Share Certificates are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered provided that all of the following guaranteed delivery procedures are duly complied with:

        (a) such tender is made by or through an Eligible Institution;

        (b) the Depositary receives (by hand, mail, telegram or facsimile transmission) on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser; and

        (c) the Share Certificates representing all tendered Shares, in proper form for transfer (or Book-Entry Confirmation with respect to such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal, are received by the Depositary within three Nasdaq trading days after the date of such Notice of Guaranteed Delivery. A "Nasdaq trading day" is any day on which securities are traded on the Nasdaq National Market.

    The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by telegram, facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

    Notwithstanding anything else described in this Offer to Purchase, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) Share Certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates, Book-Entry Confirmations and such other documents are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of the Shares to any tendering stockholders, regardless of any extension of the Offer or any delay in making such payment.

DETERMINATION OF VALIDITY

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any or all tenders of Shares that it determines are not in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser's counsel, be unlawful. Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares with respect to any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. Neither Purchaser, Cadence, the Depositary, the Information Agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

OTHER REQUIREMENTS

    By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser (and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the Expiration
Date), effective when, if and to the extent that Purchaser accepts such Shares for payment pursuant to the Offer. All such proxies will be considered coupled with an interest in the tendered Shares. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares accepted for payment or other securities or rights will, without further action, be revoked, and no subsequent proxies may be given. Such designees of Purchaser will, with respect to such Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper in respect of any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser's payment for such Shares, Purchaser must be able to exercise full voting rights with respect to such Shares.

    Purchaser's acceptance for payment of Shares tendered pursuant to any of the procedures described herein will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

BACKUP FEDERAL INCOME TAX WITHHOLDING

    To prevent backup federal income tax withholding on payments of cash pursuant to the Offer, a stockholder tendering Shares in the offer must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certification described herein, under federal income tax laws, the Depositary will be required to withhold 31% of the amount of any payment made to such stockholder pursuant to the Offer. All stockholders tendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included as a part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding. Noncorporate foreign stockholders should complete and sign a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.

3.  WITHDRAWAL RIGHTS

    Tendered Shares may be withdrawn at any time prior to the Expiration Date only by following the procedures described below.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn as set forth on such Share Certificates if different from the name of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be furnished to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer described in Section 2 above, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with such withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures for withdrawal, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.

    All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser in its sole discretion, and its determination will be final and binding. Neither Purchaser, the Depositary, the Information Agent nor any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur any liability for failure to give any such notice.

    Withdrawals of tendered Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in Section 2 above at any time on or prior to the Expiration Date.

4.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), promptly after the Expiration Date Purchaser will accept for payment, and will pay for, any and all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with Section 3 above. Subject to applicable rules of the Commission and the terms and conditions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law or government regulation.

    In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Share Certificates for such Shares (or timely Book-Entry Confirmation of the book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 above), (ii) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

    For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to Purchaser and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID BY PURCHASER ON THE PURCHASE PRICE OF SHARES TENDERED PURSUANT TO THE OFFER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payments will be satisfied and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of Purchaser's acceptance for payment of Shares. Purchaser will pay any stock transfer taxes with respect to the transfer and sale to it or on its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges and expenses of the Depositary and the Information Agent.

    If Purchaser is delayed in its acceptance for payment of, or payment for, tendered Shares or is unable to accept for payment or pay for such Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer (but subject to Purchaser's obligations under Rule 14e-l(c) under the Exchange Act to pay for or return the tendered Shares promptly after the termination or withdrawal of the Offer), the Depositary may, nevertheless, retain tendered Shares on behalf of Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described under Section 3 above.

    If any tendered Shares are not purchased pursuant to the Offer because of an invalid tender or for any other reason, Share Certificates for any such Shares will be returned, without expense, to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 above, such Shares will be credited to an account maintained at such Book-Entry Transfer Facility) as promptly as practicable following the expiration or termination of the Offer.

5.  CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    The summary of federal income tax consequences set forth below is for general information only and is based on Purchaser's understanding of the law as currently in effect. The tax consequences to each stockholder will depend in part upon such stockholder's particular situation. Special tax consequences not described herein may be applicable to particular classes of taxpayers, such as financial institutions, broker-dealers, persons who are not citizens or residents of the United States, tax exempt organizations, persons who acquired their shares as part of a straddle, hedge or other integrated instrument, and stockholders who acquired their Shares through the exercise of an employee stock option or otherwise as compensation. ALL STOCKHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

    The receipt of cash for Shares pursuant to the Offer (or the Merger) will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash for Shares pursuant to the Offer (or the Merger) will recognize gain or loss for federal income tax purposes equal to the difference between the amount of cash received in exchange for the Shares sold and such stockholder's adjusted tax basis in such Shares. Provided that the Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated and characterized separately for each block of Shares (i.e., a group of Shares with the same tax basis and holding period) tendered pursuant to the Offer. The maximum federal income tax rate applicable to non-corporate taxpayers on long-term capital gain is 20%, and the use of capital losses to offset other income is subject to limitations.

    A stockholder (other than certain exempt stockholders including, among others, all corporations and certain foreign individuals and entities) that tenders Shares may be subject to 31% backup withholding unless the stockholder provides its TIN and certifies that such number is correct or properly certifies that it is awaiting a TIN, or unless an exemption applies. A stockholder that does not furnish its TIN may be subject to a penalty imposed by the Internal Revenue Service (the "IRS"). See Section 2.

    If backup withholding applies to a stockholder, the Depositary is required to withhold 31% from payments to such stockholder. Backup withholding is not an additional tax. Rather, the amount of the backup withholding can be credited against the federal income tax liability of the person subject to the backup withholding, provided that the required information is given to the IRS on a timely basis. If backup withholding results in an overpayment of tax, a refund can be obtained by the stockholder upon filing an appropriate income tax return on a timely basis.

6.  PRICE RANGE OF THE SHARES

    The Shares are traded on the Nasdaq National Market under the symbol "OCAD." The following table sets forth, for the periods indicated, the high and low sales prices of Company Common Stock as reported on the Nasdaq National Market:

                                                                                   TRADING
                                                                             --------------------
                                                                               HIGH        LOW
                                                                             ---------  ---------
Fiscal Year ended December 31, 1997:
First Quarter..............................................................  $   11.00  $    6.38
Second Quarter.............................................................  $   11.38  $    6.13
Third Quarter..............................................................  $   14.75  $   10.25
Fourth Quarter.............................................................  $   14.88  $    7.13

Fiscal Year ended December 31, 1998:
First Quarter..............................................................  $    9.94  $    8.00
Second Quarter.............................................................  $   12.25  $    8.94
Third Quarter..............................................................  $   10.25  $    6.63
Fourth Quarter.............................................................  $    9.50  $    4.00

Fiscal Year ended December 31, 1999:
First Quarter..............................................................  $    9.22  $    6.31
Second Quarter (through June 14, 1999).....................................  $    9.75  $    6.88

    On June 14, 1999, the last full day of trading prior to the public announcement of the execution of the Merger Agreement, according to published sources, the last reported sale price of Company Common Stock on the Nasdaq National Market was $9.50 per Share. On June 17, 1999, the last full day of trading before the commencement of the Offer, according to published sources, the last reported sale price of Company Common Stock on the Nasdaq National Market was $12.63 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR COMPANY COMMON STOCK.

7.  CERTAIN INFORMATION CONCERNING THE COMPANY

GENERAL

    The Company is a Delaware corporation with its principal offices located at 9300 S.W. Nimbus Avenue, Beaverton, Oregon 90078.

    The Company develops, markets and supports software products that assist electronics designers in the management of component data and in the design of field-programmable gate arrays, including complex programmable logic devices, analog and mixed analog-digital circuits and printed circuit boards. The Company operates in a single business segment, comprising the electronic design automation ("EDA") industry and serves most segments of the electronics industry, including aerospace, telecom, industrial control, military, medical equipment and consumer products. The Company's products enable electronics designers to reduce time to market, improve product capability and reduce design costs. The Company's Windows-based EDA solutions support the design process for mainstream components, from schematic capture to programmable logic design and verification to circuit simulation and printed circuit board layout. To date, over 250,000 products bearing the OrCAD name have been sold worldwide.

AVAILABLE INFORMATION

    The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company's directors and officers (including their remuneration, stock options granted to them and shares held by them), the principal holders of the Company's securities, and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements and annual reports distributed to the Company's stockholders and filed with the Commission. These reports, proxy statements and other information are available for inspection and copying at the public reference facilities of the Commission located in Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission located in Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains an Internet site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information. In addition, such material should also be available for inspection at The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Copies of some of the Company's periodic reports and proxy statements may also be obtained from the Company's Internet site on the World Wide Web at http://www.orcad.com.

SUMMARY FINANCIAL INFORMATION

    Set forth below is certain selected consolidated financial information with respect to the Company and its consolidated subsidiaries contained in the Company's 1998 Annual Report on Form 10-K (the "Company 1998 Annual Report") and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 (the "Company 1999 10-Q") and March 31, 1998 (the "Company First Quarter 1998 10-Q"). More comprehensive financial information is included in the Company 1998 Annual Report, the Company 1999 10-Q and the Company First Quarter 1998 10-Q and other documents filed by the Company with the Commission, and the following summary is qualified in its entirety by reference to such reports. The Company 1998 Annual Report, the Company 1999 10-Q and the Company First Quarter 1998 10-Q are available for inspection as described below under "Available Information."

                          THE COMPANY AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   THREE MONTHS ENDED                     YEAR ENDED
                                                ------------------------  -------------------------------------------
                                                 MARCH 31,    MARCH 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                   1999         1998          1998           1997           1996
                                                -----------  -----------  -------------  -------------  -------------
                                                      (UNAUDITED)
Statement of Income Data:

Revenue:
  Products....................................   $   7,718    $   8,806     $  34,182      $  35,385      $  31,169
  Service.....................................       3,861        2,835        13,470          8,610          5,865
                                                -----------  -----------  -------------  -------------  -------------
    Total revenue.............................      11,579       11,641        47,652         43,995         37,034

Costs and Expenses:
  Cost of revenue--products...................         938          864         3,114          4,764          4,142
  Cost of revenue--service....................         740          561         2,611          1,692          1,503
  Research and development....................       2,894        3,042        11,508         11,238          9,350
  Marketing and sales.........................       4,555        4,655        18,767         15,416         11,877
  General and administrative..................       1,166        1,361         5,365          4,810          4,793
  Merger and acquisition related charges......         995        4,081         4,081          2,203             --
                                                -----------  -----------  -------------  -------------  -------------
    Total costs and expenses..................      11,288       14,564        45,446         40,123         31,665
                                                -----------  -----------  -------------  -------------  -------------

Income (loss) from operations.................         291       (2,923)        2,206          3,872          5,369
                                                -----------  -----------  -------------  -------------  -------------

Other income (expense):
  Interest income, net........................         426          501         1,742          1,858          1,531
  Other, net..................................          (6)          (7)           13            (17)            65
                                                -----------  -----------  -------------  -------------  -------------
    Total other income........................         420          494         1,755          1,841          1,596
                                                -----------  -----------  -------------  -------------  -------------

Income (loss) before income taxes.............         711       (2,429)        3,961          5,713          6,965
  Income tax (benefit) expense................         213         (850)          978          1,809          1,699
                                                -----------  -----------  -------------  -------------  -------------

Net income (loss).............................         498       (1,579)        2,983          3,904          5,266
                                                -----------  -----------  -------------  -------------  -------------

Basic net income (loss) per share.............        0.05        (0.17)         0.32           0.43           0.61
                                                -----------  -----------  -------------  -------------  -------------

Diluted net income (loss) per share...........        0.05        (0.17)         0.31           0.41           0.58
                                                -----------  -----------  -------------  -------------  -------------
Shares used in basic net income (loss) per
  share calculation...........................       9,349        9,252         9,320          9,165          8,618
Shares used in diluted net income (loss) per
  share calculation...........................       9,503        9,252         9,519          9,446          9,046

Balance Sheet Data:
  Total assets................................      61,374       55,205        63,288         56,907         49,734
  Total current liabilities...................      12,023       10,731        13,179         10,753          7,842
  Stockholders' equity........................      49,711       44,455        50,109         46,154         41,687

    Except as otherwise noted in this Offer to Purchase, all of the information with respect to the Company set forth in this Offer to Purchase has been derived from publicly available information. Although Cadence and Purchaser have no knowledge that any of such information is untrue, neither Cadence nor Purchaser takes any responsibility for the accuracy or completeness of information contained in this Offer to Purchase with respect to the Company or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.

8.  CERTAIN INFORMATION CONCERNING CADENCE AND PURCHASER

GENERAL

    Cadence is a Delaware corporation with its principal office located at 2655 Seely Avenue, Building 5, San Jose, CA 95134. Cadence provides software technology and comprehensive design and consulting services and technology for the product development requirements of the world's leading electronics companies. Cadence licenses its leading-edge EDA software technology and provides a range of professional services to companies throughout the world ranging from consulting services to help optimize performance of the customers' product to design services to create the actual design of the electronic system for the customer's product. Cadence is a supplier of "design realization" solutions, which are used by companies to design and develop complex chips and electronic systems including semiconductors, computer systems and peripherals, telecommunications and networking equipment, mobile and wireless devices, automotive electronics, consumer products and other advanced electronics.

    Purchaser is a Delaware corporation with its principal executive offices located at 2655 Seely Avenue, Building 5, San Jose, CA 95134. Purchaser is a wholly-owned subsidiary of Cadence which was organized to acquire the Company and has not conducted any unrelated activities since its organization.

SUMMARY FINANCIAL INFORMATION

    Set forth below is certain selected consolidated financial information with respect to Cadence and its subsidiaries contained in Cadence's 1998 Annual Report on Form 10-K (the "Cadence 1998 Annual Report") and Cadence's Quarterly Report on Form 10-Q for the quarter ended April 3, 1999 (the "Cadence 1999 10-Q"). More comprehensive financial information is included in the Cadence 1998 Annual Report, the Cadence 1999 10-Q and other documents filed by Cadence with the Commission, and the following summary is qualified in its entirety by reference to such other reports and documents and all the financial information (including any related notes) contained therein. The Cadence 1998 Annual Report, the Cadence 1999 10-Q and such other documents are available for inspection as described below under "Available Information."

                 CADENCE DESIGN SYSTEMS, INC. AND SUBSIDIARIES
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                      THREE MONTHS ENDED                 YEAR ENDED
                                                     --------------------  ---------------------------------------
                                                     APRIL 3,   APRIL 4,   JANUARY 2,   JANUARY 3,   DECEMBER 28,
                                                       1999       1998        1999         1998          1996
                                                     ---------  ---------  -----------  -----------  -------------
                                                         (UNAUDITED)
Statement of Income Data:

Revenue:
  Product..........................................  $ 166,095  $ 154,049   $ 695,036    $ 537,490     $ 441,263
  Services.........................................     70,560     52,302     255,787      160,890       114,620
  Maintenance......................................     68,579     63,872     265,247      227,989       223,181
                                                     ---------  ---------  -----------  -----------  -------------
    Total revenue..................................    305,234    270,223   1,216,070      926,369       779,064
                                                     ---------  ---------  -----------  -----------  -------------

Costs and Expenses:
  Cost of product..................................     12,971     11,844      51,539       40,064        49,469
  Cost of services.................................     46,492     39,601     185,683      114,711        80,963
  Cost of maintenance..............................     10,700     10,343      43,453       27,838        25,067
  Amortization of acquired intangibles.............     12,457        546      17,443        1,946           929
  Marketing and sales..............................     70,168     69,245     302,332      263,054       240,740
  Research and development.........................     45,201     41,707     179,394      143,746       123,065
  General and administrative.......................     16,484     16,521      67,444       58,412        60,049
  Unusual items....................................     14,192     60,857     263,594       44,053       100,543
                                                     ---------  ---------  -----------  -----------  -------------

    Total costs and expenses.......................    228,665    250,664   1,110,882      693,824       680,825
                                                     ---------  ---------  -----------  -----------  -------------
Income from operations.............................     76,569     19,559     105,188      232,545        98,239
  Other income (expense), net......................       (605)     2,619       7,479       26,215           226
                                                     ---------  ---------  -----------  -----------  -------------

Income before provision for income taxes and
  cumulative effect of change in accounting
  method...........................................     75,964     22,178     112,667      258,760        98,465
  Provision for income taxes.......................     24,186     22,537      80,685       78,384        64,155
                                                     ---------  ---------  -----------  -----------  -------------

Income before cumulative effect of change in
  accounting method................................     51,778       (359)     31,982      180,376        34,310
  Cumulative effect of change in accounting method,
    net of taxes of $5,261 in 1997.................         --         --          --       12,276            --
                                                     ---------  ---------  -----------  -----------  -------------
Net income (loss)..................................  $  51,778  $    (359)  $  31,982    $ 168,100     $  34,310
                                                     ---------  ---------  -----------  -----------  -------------
                                                     ---------  ---------  -----------  -----------  -------------

Basic Net Income per Share:
  Net income before cumulative effect of change in
    accounting method..............................  $    0.24  $      --   $    0.15    $    0.93     $    0.19
                                                     ---------  ---------  -----------  -----------  -------------
                                                     ---------  ---------  -----------  -----------  -------------
  Net income.......................................  $    0.24  $      --   $    0.15    $    0.86     $    0.19
                                                     ---------  ---------  -----------  -----------  -------------
                                                     ---------  ---------  -----------  -----------  -------------

Diluted Net Income Per Share:
  Net income before cumulative effect of change in
    accounting method..............................  $    0.22  $      --   $    0.14    $    0.82     $    0.16
                                                     ---------  ---------  -----------  -----------  -------------
                                                     ---------  ---------  -----------  -----------  -------------

  Net income.......................................  $    0.22  $      --   $    0.14    $    0.77     $    0.16
                                                     ---------  ---------  -----------  -----------  -------------
                                                     ---------  ---------  -----------  -----------  -------------

Weighted average common shares outstanding.........    217,092    210,014     211,975      194,900       178,399
                                                     ---------  ---------  -----------  -----------  -------------
                                                     ---------  ---------  -----------  -----------  -------------

Weighed average common and potential common shares
  outstanding--assuming dilution...................    233,791    210,014     233,647      219,552       208,444
                                                     ---------  ---------  -----------  -----------  -------------
                                                     ---------  ---------  -----------  -----------  -------------
Balance Sheet Data:
  Total assets.....................................  $1,418,350 $1,059,121  $1,405,958   $1,023,850    $ 769,172
  Total current liabilities........................  $ 270,060  $ 247,500   $ 327,912    $ 268,795     $ 243,131
  Total liabilities................................  $ 449,786  $ 283,812   $ 548,479    $ 296,753     $ 301,134
  Total stockholders' equity.......................  $ 968,564  $ 775,309   $ 857,479    $ 727,097     $ 468,038

AVAILABLE INFORMATION

    Cadence is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, files reports and other information with the Commission. Information, as of particular dates, concerning Cadence's directors and officers, their remuneration, stock options and other matters, the principal holders of Cadence's securities and any material interest of such persons in transactions with Cadence is required to be disclosed in proxy statements distributed to Cadence's stockholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the Commission and copies thereof should be obtainable from the Commission and from the New York Stock Exchange in the same manner as is described for the Company in Section 7.

DIRECTORS AND OFFICERS

    The name, business address, citizenship, present principal occupation or employment and five-year employment history of each of the executive officers of Cadence and Purchaser are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, (i) neither Cadence nor Purchaser nor, to the best of Cadence's and Purchaser's knowledge, any of the persons listed in Schedule I hereto, or any associate or subsidiary of Cadence, beneficially owns or has any right to acquire directly or indirectly any Shares or has any contract, arrangement, understanding or relationship with any other person with respect to any Shares, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any Shares, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, and (ii) neither Cadence nor Purchaser nor, to the best of Cadence's and Purchaser's knowledge, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

    Except as set forth in this Offer to Purchase, since June 18, 1994, neither Cadence, Purchaser nor, to the best of Cadence's and Purchaser's knowledge, any of the persons listed on Schedule I hereto, has had any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since June 18, 1994 there have been no contracts, negotiations or transactions between Cadence, any of its subsidiaries or, to the best of Cadence's and Purchaser's knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

9.  SOURCE AND AMOUNT OF FUNDS

    The total amount of funds required by Purchaser to purchase the Shares will be approximately $121 million. Purchaser plans to obtain all funds needed for the Offer through a capital contribution, which will be made by Cadence to Purchaser at the time the Shares tendered pursuant to the Offer are accepted for payment. Cadence intends to use its available cash on hand to make this capital contribution. To the extent necessary, Cadence may borrow a portion of such funds pursuant to its existing bank line of credit. Neither the Offer nor the Merger is conditioned on obtaining financing.

10. CERTAIN TRANSACTIONS BETWEEN CADENCE AND THE COMPANY

    Except as set forth in this Offer to Purchase, since January 1, 1998, none of Cadence or Purchaser or, to the best knowledge of Cadence and Purchaser, any of the persons listed on Schedule I hereto, has engaged in any transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the Commission applicable to the Offer. Except as set forth in this Offer to Purchase, since January 1, 1998 there have been no contracts, negotiations or transactions between Cadence, or any of its subsidiaries or, to the best knowledge of Cadence and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition; a tender offer for or other acquisition of securities of any class of the Company; an election of directors of the Company; or a sale or other transfer of a material amount of assets of the Company or any of its subsidiaries.

    On April 21, 1999, Cadence and the Company entered into a Confidentiality Agreement pursuant to which the parties agreed to keep confidential all information exchanged in contemplation of potential merger transactions.

11. CONTACTS WITH THE COMPANY; BACKGROUND OF THE OFFER AND THE MERGER

    As a result of prior discussions related to the integration of the products of Cadence and the Company, in March 1999, David DeMaria, Vice President of Marketing and Performance Engineering at Cadence, contacted James M. Plymale, Vice President of Marketing at the Company, to review prospects for closer cooperation between the two companies and potential strategic alliances, including the possibility of a merger or acquisition. Through these discussions, the parties gained substantial familiarity with each other's product lines, technical competencies, and relative strengths.

    On April 8, 1999, at the invitation of Cadence, Michael F. Bosworth, the Company's Chairman of the Board, President and Chief Executive Officer, P. David Bundy, the Company's Chief Financial Officer, Mr. Plymale, and John Savage from Alliant Partners, the Company's financial advisors, met in Palo Alto with H. Raymond Bingham, Cadence's then Executive Vice President and Chief Financial Officer and current Chief Executive Officer and President, Margaret McCarthy, Cadence's Corporate Vice President of Mergers and Acquisitions, and Mr. DeMaria to further explore the parties' interests in a merger or acquisition.

    On April 21, 1999, the Company and Cadence entered into a letter agreement outlining the respective obligations of each party to maintain information exchanged in confidence, and containing commitments by each party not to solicit each other's employees and not to pursue an acquisition of the other party without such other party's consent for at least six months following that date.

    On April 29, 1999, Mr. DeMaria and other representatives of Cadence met in Beaverton with Mr. Plymale, Mr. Bundy and Philip F. Kilcoin, the Company's Vice President of Product Operations, to further discuss the strategic implications of an acquisition.

    On May 13, 1999, Mr. Bosworth, Mr. Plymale, Mr. Bundy and other representatives of the Company met in San Jose with Mr. Bingham, Ms. McCarthy, Mr. DeMaria and other representatives of Cadence and identified areas for further investigation of synergies and the potential for agreement by each party.

    On May 20, 1999, Mr. DeMaria and other respresentatives of Cadence met in Beaverton with Mr. Bosworth, Mr. Plymale, Mr. Kilcoin and other representatives of the Company to further discuss a potential acquisition.

    Also in May, Mr. Plymale and Mr. DeMaria continued their discussions from time to time regarding the strategic implications of an acquisition.

    On May 27, 1999, the parties met again. Mr. Bingham, Mr. DeMaria, Ms. McCarthy, William Porter, Cadence's Chief Financial Officer and Senior Vice President, and Michael Casey, Cadence's Vice President and Associate General Counsel, met at Cadence's offices to conduct due diligence, including discussions of technical products and valuation of the Company, with Mr. Bosworth, Mr. Bundy, Mr. Kilcoin, Mr. Plymale and other representatives of the Company.

    On May 28, 1999, Mr. Porter, Ms. McCarthy, Mr. DeMaria and Mr. Casey met with Mr. Bundy, Mr. Bosworth and Mr. Savage to discuss the pricing of the transaction. The parties could not come to terms on a price and the negotiations broke off with a decision to continue communications and perhaps re-engage at a later date.

    Subsequent meetings and discussions occurred on June 2 and 3, 1999 and led to an understanding that Cadence would undertake further due diligence concerning the Company in Beaverton and the parties would begin discussions of the terms of a potential definitive agreement.

    On June 4, 1999, the Company Board met in Beaverton. The Company's representatives presented a report on the status of discussions with Cadence and the Company Board approved further efforts to proceed to negotiate a definitive agreement, subject to approval of the same by the Company Board.

    Over the week of June 7, 1999, representatives of Cadence and the Company met from time to time in Beaverton and in Palo Alto to conduct further diligence and to negotiate the terms of a definitive merger agreement.

    From June 11 through June 14, 1999, representatives of Cadence met with various employees of the Company to discuss possible employment with Cadence in the event of a merger.

    On June 14, 1999, the Company Board and the Board of Directors of Cadence each approved the transaction and the definitive Merger Agreement, as well as the Stock Option Agreement.

    On June 15, 1999, the parties issued a joint press release announcing the transaction.

12. PURPOSE OF THE OFFER AND THE MERGER AGREEMENT

    The purpose of the Offer and the Merger is for Cadence to acquire, indirectly, the entire equity interest in the Company. Upon consummation of the Merger, the Company will become a direct, wholly-owned subsidiary of Cadence. The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt transfer of ownership of the equity interest in the Company from the Company's stockholders to Cadence and to provide them with cash for all of their Shares.

    Under the DGCL and the Company's Certificate of Incorporation, the approval of the Company Board and, under certain circumstances, the affirmative vote of the holders of sixty-seven percent (67%) of the Shares present at a duly constituted meeting are required to approve and adopt the Merger Agreement and the transactions contemplated thereby. If a vote of the stockholders is required, the Company has agreed in the Merger Agreement to take all actions necessary to convene and hold a meeting of its stockholders (the "Stockholders' Meeting"), as promptly as practicable after the acceptance for payment of Shares pursuant to the Offer, to consider and vote upon the adoption and approval of the Merger Agreement and the transactions contemplated thereby. A proxy statement or information statement concerning the Merger will be furnished to stockholders of the Company in connection with any Stockholders' Meeting. Notwithstanding the foregoing, if Cadence, Purchaser and/or any other subsidiary of Cadence has acquired at least 90% of the outstanding Shares, the parties will take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders' Meeting in accordance with Section 253 of the DGCL.

    At a meeting held on June 14, 1999, the Company Board unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of the Company's stockholders, (b) adopted and approved the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, and authorized the execution thereof by the Company and (c) determined to recommend that the Company's stockholders accept the Offer and tender their shares hereunder. As described above, the only remaining corporate action of the Company that may be required is the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the holders of sixty-seven percent (67%) of the Shares. If the Minimum Condition is satisfied, Cadence will have sufficient voting power to cause the approval and adoption of the Merger Agreement and the transactions contemplated thereby without the affirmative vote of any other stockholder of the Company. Under the Merger Agreement, Cadence has agreed to vote, or cause to be voted, at any such meeting all Shares owned by it, Purchaser or any other subsidiary of Cadence in favor of the Merger. If Cadence acquires at least 90% of the Shares in the Offer, under the DGCL, it will be able to consummate the Merger without a vote of the Company's stockholders.

    Furthermore, pursuant to the Stock Option Agreement, if Purchaser acquires Shares pursuant to the Offer, Cadence or Purchaser may acquire from the Company such additional Shares, up to the maximum amount of authorized and unissued Common Stock, as shall be necessary so that the number of Shares then owned by Cadence or Purchaser shall equal 90% of the total Shares outstanding. The purchase of Shares pursuant to its option may allow Cadence to increase its ownership of Shares above 90% in order to consummate the Merger without a vote of the stockholders of the Company. See "--13. The Merger Agreement, the Stock Option Agreement and the Voting Agreements." In addition, Cadence reserves the right to purchase additional Shares in the open market.

13. THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE STOCKHOLDERS AGREEMENT

THE MERGER AGREEMENT

    The following is a summary of certain provisions of the Merger Agreement. A copy of the Merger Agreement is filed with the Commission as an exhibit to Cadence's and Purchaser's Tender Offer Statement on Schedule 14D-l.

    THE OFFER. The Merger Agreement provides for the making of the Offer. Pursuant to the Offer, each tendering stockholder will receive the Offer Price for each Share tendered in the Offer. Purchaser's obligation to accept for payment or pay for Shares is subject to the satisfaction of the conditions that are described in "--18. Certain Conditions of the Offer," including the Minimum Condition. Pursuant to the Merger Agreement, Purchaser expressly reserves the right to waive any of the conditions to the Offer (except as otherwise provided in the Merger Agreement), and to make any change in the terms or conditions of the Offer; provided that, without the written consent of the Company, Purchaser may not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought pursuant to the Offer,
(iii) amend or waive satisfaction of the Minimum Condition to permit the purchase of shares constituting less than a majority of the number of Shares outstanding, (iv) add additional conditions to the Offer, (v) amend the conditions to the Offer set forth in Annex I to the Merger Agreement to broaden their scope or (vi) amend any other term of the offer in any manner adverse to the holders of Shares.

    Notwithstanding the foregoing, Purchaser may, without the consent of the Company Board, (i) extend the expiration date of the Offer (as it may be extended) for any period required by applicable rules and regulations of the Commission in connection with an increase in the consideration to be paid pursuant to the Offer or any other material development affecting the Offer and
(ii) extend the expiration date of the Offer (as it may be extended) for up to ten business days, if on such expiration date the conditions for the Offer described on Annex I to the Merger Agreement shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than 90 percent of the then issued and outstanding Shares on a fully diluted basis; provided, however, that the expiration date of the Offer may not be extended beyond September 30, 1999 without the consent of the Company. Purchaser will extend the Offer from time to time unless any such condition is no longer reasonably capable of being satisfied or any such event has occurred. However, Purchaser is not obligated to extend the Offer beyond August 30, 1999 if, as of such date, the Minimum Condition has not been satisfied.

    BOARD REPRESENTATION. Promptly upon the purchase by Purchaser of any Shares pursuant to the Offer, Cadence will be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors elected pursuant to this sentence) and the percentage that the aggregate number of Shares beneficially owned by Cadence or any affiliate of Cadence (including such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the total number of Shares then outstanding. Notwithstanding the foregoing, the Company shall ensure that two of the members of the Company Board as of June 14, 1999 and who are neither officers of the Company nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities laws) of Cadence (the "Independent Directors") will remain members of the Company Board until the effective time of the Merger (the "Effective Time"). If at any time fewer than two Independent Directors remain, the other directors shall elect such number of persons who are neither officers of the Company nor designees, stockholders, affiliates or associates of Cadence so that the total of such persons and remaining Independent Directors is at least two. Any such person so elected will be deemed to be an Independent Director. Following the time Cadence's designees constitute a majority of the Company Board and prior to the Effective Time, the affirmative vote of the Independent Directors is required for any amendment of the Merger Agreement or the Stock Option Agreement, any termination of the Merger Agreement or the Stock Option Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Cadence or Purchaser or any waiver of any of the Company's rights under the Merger Agreement or any other determination with respect to any action to be taken or not to be taken by the Company relating to the Merger Agreement. The Company's obligation to appoint designees of Cadence to the Company Board will be subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder.

    THE MERGER. No later than the second business day after the satisfaction or waiver of the conditions to the Merger, Purchaser will be merged with and into the Company, as a result of which the separate corporate existence of Purchaser will cease. The Company will be the Surviving Corporation and a wholly-owned subsidiary of Cadence and its name will be changed to OrCAD, Inc. The Effective Time will occur at the date and time that a certificate of merger in such form as is required by the DGCL (the "Certificate of Merger") is filed with the Secretary of State of the State of Delaware, or such later time as Cadence and the Company may agree upon and as may be set forth in the Certificate of Merger. The directors of Purchaser at the Effective Time will be the directors of the Surviving Corporation until their successors are duly elected and qualified, and the officers of Purchaser at the Effective Time will be the officers of the Surviving Corporation until their successors are duly elected and qualified.

    CONSIDERATION TO BE PAID IN THE MERGER. In the Merger, each outstanding Share (except for (i) Shares owned by the Company or Cadence or by any subsidiary of the Company or Cadence, which will be canceled and retired and will cease to exist without any payment with respect thereto and (ii) Shares held by a stockholder who has demanded and perfected such stockholder's demand for appraisal of such stockholder's Shares in accordance with the DGCL and as of the Effective Time has neither effectively withdrawn nor lost such stockholder's right to such appraisal) will be canceled and extinguished and converted into the right to receive the Offer Price, without interest thereon (the "Merger Consideration"). Each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of common stock of the Surviving Corporation.

    OPTIONS. At the Effective Time, except as provided below with respect to options granted under the Company's 1995 Stock Option Plan for Nonemployee Directors (the "Director Option Plan") and the Company's 1991 Non-Qualified Option Plan (the "1991 Option Plan") each then outstanding option to purchase Shares (a "General Option") granted under any of the Company's other stock option plans referred to in Section 3.11(a) of the Merger Agreement, each as amended (collectively, the "General Option Plans," and, together with the Director Option Plan and the 1991 Option Plan, the "Option Plans"), and any and all other outstanding options, stock warrants and stock rights granted pursuant to such Option Plans or otherwise, and in each case, whether or not then exercisable or vested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such option, a number of shares of common stock, par value $.01 par value, of Cadence ("Cadence Common Stock"), with fractions rounded off to the nearest whole number, equal to the number of Shares subject thereto multiplied by that number of shares, or the fraction of a share, of Cadence Common Stock having a fair market value, determined as set forth below, equal to the Offer Price; provided, however, that in the case of any option to which Section 421 of the Internal Revenue Code of 1986, as amended (the "Code") applies by reason of its qualification under
Section 422 of the Code ("incentive stock options" or "ISOs") the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. The fair market value of the Cadence Common Stock shall be the average closing price of one share of Cadence Common Stock (as reported in the Wall Street Journal) during the five trading days immediately preceding the closing of the Merger.

    At the Effective Time, each then outstanding option to purchase Shares granted under the Director Option Plan (a "Director Option"), whether or not then exercisable or vested, will be canceled and extinguished and converted into the right to receive, in cash, the product of (i) the number of Shares subject to such Director Option and (ii) the excess of the Offer Price over the per share exercise price applicable to such Director Option. In addition, at the Effective Time, each then outstanding option to purchase Shares granted under the 1991 Option Plan (a "1991 Option"), whether or not then exercisable or vested will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such 1991 Option, a number of shares of Cadence Common Stock, with fractions rounded off to the nearest whole number, equal to the number of Shares subject thereto multiplied by that number of shares, or the fraction of a share, of Cadence Common Stock having a fair market value, determined as set forth above, equal to the Offer Price; provided, however, that if the holder of any 1991 Option does not consent in writing, prior to the Effective Time, to the foregoing treatment, then each 1991 Option held by such holder, whether or not then exercisable or vested, will be canceled and extinguished and be converted into the right to receive, in cash, the product of (i) the number of Shares subject to such 1991 Option and (ii) the excess of the Offer Price over the per share exercise price applicable to such 1991 Option.

    STOCK PURCHASE PLAN. Each outstanding and valid option or right to purchase Shares (a "Right") granted or provided under the Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") will be exercised automatically on the day that is five days prior to the date scheduled for the closing of the Merger which shall constitute the New Purchase Date for purposes of the Stock Option Plan.

    REPRESENTATIONS AND WARRANTIES. The Merger Agreement contains representations and warranties by the Company, on the one hand, and Cadence and Purchaser, on the other hand. These include representations and warranties as to the following subjects:

    - due organization, existence, good standing and qualification to do business and, in the case of the Company, its subsidiaries and its equity investments;

    - corporate power and authority to enter into and perform its obligations under the Merger Agreement and the Stock Option Agreement; proper execution, delivery and enforceability of the Merger Agreement and the Stock Option Agreement;

    - approval of the Merger, the Merger Agreement and the Stock Option Agreement by the Company Board, the board of directors of Cadence or the board of directors of Purchaser, as the case may be;

    - filings with the Commission; accuracy of financial statements included therein;

    - accuracy of the information about the Company, Cadence and Purchaser, as the case may be, in this Offer to Purchase, the Letter of Transmittal, the Proxy Statement, the Company's Solicitation/Recommendation on Schedule 14D-9, and the other documents related thereto;

    - governmental and third-party approvals;

    - compliance of the Merger Agreement with each party's charter documents, material agreements and applicable law;

    - absence of existing defaults under its charter documents, material agreements and applicable law;

    - absence of broker's fees arising from the transactions contemplated by the Merger Agreement; and

    - in the case of Purchaser, that it has neither incurred obligations nor engaged in any business, except with respect to its incorporation or in connection with the transactions contemplated by the Merger Agreement.

    The Merger Agreement contains additional representations and warranties of the Company as to the following subjects:

    - capitalization of the Company and its subsidiaries;

    - absence of undisclosed liabilities of the Company and its subsidiaries and since December 31, 1998, absence of material changes in the business of the Company and its subsidiaries;

    - material legal proceedings and injunctions;

    - compliance with applicable laws;

    - employee benefit plans, labor, employment and related matters;

    - absence of material environmental liabilities;

    - payment of taxes, filing of tax returns and other tax matters;

    - intellectual property;

    - "Year 2000" compliance;

    - material distributor and OEM agreements; absence of agreements restricting competition and business of the Company;

    - insurance policies;

    - absence of certain business practices;

    - status of product warranties and guaranties;

    - current suppliers and customers;

    - vote required to approve the Merger Agreement; and

    - opinion of financial advisor.

    No representations or warranties made by the Company, Cadence or Purchaser will survive beyond the Effective Time.

    CONDUCT OF BUSINESS BEFORE THE MERGER. The Merger Agreement contains certain covenants pursuant to which each of the Company, Cadence and Purchaser has agreed to take certain actions prior to the Effective Time of the Merger. These include covenants of each of the Company and its subsidiaries:

    - to conduct its business in the ordinary course;

    - to preserve intact its business organization using no less diligence and effort than would be applied in the absence of the Merger Agreement;

    - to keep available the services of its current officers and employees using no less diligence and effort than would be applied in the absence of the Merger Agreement; and

    - to preserve its relationships with customers, suppliers and others having business dealings with it using no less diligence and effort than would be applied in the absence of the Merger Agreement.

    The Merger Agreement contains further covenants pursuant to which Cadence and the Company have also agreed to:

    - cooperate with each other and use all reasonable efforts to make all filings, and to obtain consents and approvals of all third parties and governmental authorities, necessary to complete the transactions contemplated by the Merger Agreement, and to contest any legal proceeding relating to the Merger Agreement;

    - not issue any press release or make any other public statements without first consulting with the other party; and

    - promptly tell the other party about any events or circumstances that would cause any representations or warranties to not be true or any obligations not to have been fulfilled.

    The Merger Agreement also provides that, subject to certain agreed exceptions, each of the Company and its subsidiaries will not:

    - amend its charter documents;

    - issue or agree to issue any stock of any class or any other securities or equity equivalents, except for shares of the Company's Common Stock issued under options granted prior to the date of the Merger Agreement and Rights that are vested in the Stock Purchase Plan on or prior to the New Purchase Date as provided above;

    - split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution of any kind in respect of its capital stock or redeem or otherwise acquire any of its securities;

    - adopt a plan of complete or partial liquidation, dissolution, merger or other reorganization other than the Merger;

    - alter any subsidiary's corporate structure or ownership;

    - incur or assume any debt, except under existing lines of credit in the ordinary course of business or materially change the terms of any existing debt;

    - become responsible for the obligations of any other person except for obligations of the Company's subsidiaries incurred in the ordinary course of business;

    - make any loans to or investments in any other person, except its subsidiaries or for customary loans or advances to employees in the ordinary course of business consistent with its past practices;

    - pledge or encumber its capital stock;

    - mortgage or pledge any of its material assets or create or permit any material lien on these assets;

    - except as required by law, enter into, adopt, modify or terminate any employee compensation, benefit or similar plan, increase in any compensation or fringe benefits (except for increases for employees other than officers, in the ordinary course of business consistent with past practice, and after having delivered five days prior notice to Cadence) and hire or retain any new officer or director level employee;

    - acquire, sell, license, lease or dispose of any assets in any single transaction or series of related transactions, except for sales of its products in the ordinary course of business consistent with its past practices;

    - except as required as a result of a change in law or in generally accepted accounting principles, change any of its accounting principles, practices or methods;

    - revalue in any material respect any of its assets, including writing down the value of inventory or writing-off notes or accounts receivable, other than in the ordinary course of business;

    - acquire any other business or entity;

    - enter into any material agreement;

    - amend, modify or waive any material right under any material contracts;

    - modify its standard product warranty terms or modify any existing product warranties in any material and adverse manner;

    - enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or distribution rights regarding Company technology;

    - authorize any new or additional capital expenditure(s) in excess of $25,000 individually or $250,000 in the aggregate;

    - authorize any new or additional manufacturing capacity expenditure or expenditures for any manufacturing capacity contracts or arrangements;

    - make any material tax election or settle or compromise any material income tax liability;

    - settle or compromise any legal proceeding that relates to the Merger Agreement or would otherwise be material to the Company;

    - commence a lawsuit other than for routine bill collection, in cases where failure to commence suit would have a Material Adverse Effect on the Company or for breach of the Merger Agreement;

    - commence any material software development project or terminate any ongoing material software development project, except pursuant to terms of existing contracts or as contemplated by the Company's project development budget; and

    - take or agree in writing or otherwise to take any of the actions described above.

    The Merger Agreement also provides additional covenants pursuant to which the Company has agreed that it will:

    - upon consummation of the Offer, as promptly as practicable, prepare and file a Proxy Statement if required;

    - upon consummation of the Offer, promptly convene a meeting of stockholders, if required, in order to accomplish the Merger, use its commercially reasonable best efforts to solicit proxies in favor of the Merger and take all other actions to secure any vote of stockholders required by law to effect the Merger;

    - provide Cadence with reasonable access to the Company's employees, books and records, offices and facilities;

    - provide Cadence with periodic financial information; and

    - promptly upon the purchase by Purchaser of Shares pursuant to the Offer, make such changes in the officers of the subsidiaries of the Company as Cadence may request.

    The Merger Agreement provides that the Surviving Corporation will indemnify and hold harmless officers and directors of the Company prior to the Effective Time and maintain directors' and officers' liability insurance for a period of three years after the Effective Time.

    ACQUISITION PROPOSALS.

    The term "Third Party Acquisition" is defined in the Merger Agreement to mean any of the following:

    (i) an acquisition of the Company by anyone other than Cadence, Purchaser or any of their affiliates;

    (ii) the acquisition of any material portion of the assets of the Company and its subsidiaries, other than the sale of its products in the ordinary course of business consistent with its past practices;

   (iii) an acquisition of 20% or more of the outstanding Shares;

    (iv) the Company's adoption of a plan of liquidation or declaration or payment of an extraordinary dividend;

    (v) the Company's or any of its subsidiary's repurchase of more than 10% of the outstanding Shares; or

    (vi) the acquisition by the Company or any of its subsidiaries of any interest or investment in any business whose annual revenue, net income or assets is equal to or greater than 10% of the annual revenue, net income or assets of the Company.

    The Merger Agreement provides that the Company will:

    - immediately cease any discussions or negotiations with any other persons with respect to any Third Party Acquisition;

    - not encourage, solicit, participate or initiate discussions or negotiations with, or provide any non-public information to anyone except Cadence and Purchaser concerning any Third Party Acquisition; provided, however, that the Merger Agreement does not prohibit the Company Board from (i) taking and disclosing to Company stockholders a position contemplated by Rules 14d-9 and 14e-2 under the Exchange Act with regard to a tender or exchange offer and (ii) conducting such due diligence inquiries (which shall be in writing to the extent possible) in response to a Third Party Acquisition as the Company Board determines in good faith, after consultation with and based upon the advice of legal counsel, may be required in order to comply with its fiduciary duties;

    - notify Cadence if the Company or any of its subsidiaries receives any proposal or inquiry regarding a Third Party Acquisition, including the terms and conditions of the proposal and the identity of the party making the proposal, including the nature and content of due diligence inquiries; and

    - advise Cadence from time to time of the status and any material developments concerning any Third Party Acquisition.

    The Merger Agreement also provides that except as described below, the Company Board may not withdraw or modify its recommendation of the Offer or the Merger and also may not approve, recommend or cause the Company to enter into any agreement with respect to, any Third Party Acquisition. However, if the Company Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of legal counsel, that its fiduciary duties require it to do so, the Company Board may withdraw its recommendation of the Offer or the Merger or approve or recommend any BONA FIDE proposal:

    - to acquire, directly or indirectly, for consideration consisting of cash and/or securities more than 20% of the Shares then outstanding or all or substantially all of the Company's assets;

    - that is for a consideration higher than the Offer Price; and

    - that is on terms that the Company Board by a majority vote determines in its good faith judgment, based on the written advice of the Company's financial advisor or another financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the Merger.

    An offer that has all of these characteristics is sometimes referred to herein as a "Superior Proposal."

    Pursuant to the Merger Agreement the Company Board may only withdraw its recommendation of the Offer or the Merger or approve or recommend any Superior Proposal (a) after providing written notice to Cadence advising Cadence that the Company Board has received a Superior Proposal, specifying the material terms and conditions and identifying the person making the Superior Proposal, and (b) if Cadence does not, within five business days of receipt of such proposal, make an offer that the Company Board by a majority vote determines in good faith, based on the written advice of a financial advisor of nationally recognized reputation, to be at least as favorable to the Company stockholders as the Superior Proposal. The Company may not enter into an agreement with respect to the Superior Proposal unless and until the Merger Agreement is terminated in accordance with its terms and the Company has paid all amounts due to Cadence under the Merger Agreement (as described below under "--Termination" and "--Liquidated Damages; Fees and Expenses").

    CONDITIONS TO THE MERGER. The obligation of each of the Company, Cadence and Purchaser to consummate the Merger is subject to the satisfaction of each of the following conditions:

    - Purchaser shall have made, or caused to be made, the Offer and shall have purchased, or caused to be purchased, the Shares pursuant to the Offer;

    - the Merger and the Merger Agreement shall have been approved and adopted by the requisite vote of the Company's stockholders, if such vote is required by the DGCL;

    - no statute, rule, regulation, judgment, writ, decree, order or injunction shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any governmental entity that in any of the foregoing cases has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger; and

    - any waiting period applicable to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have expired or have been terminated and all approvals of and consents to the Merger required under applicable foreign antitrust or competition laws shall have been obtained and be in full force and effect.

    The obligation of each of Cadence and Purchaser to consummate the Merger is also subject to the satisfaction of each of the following conditions:

    - the representations and warranties of the Company set forth in the Merger Agreement shall be true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time; and

    - the Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time.

    The obligation of the Company to consummate the Merger is also subject to the satisfaction of each of the following conditions:

    - the representations and warranties of Cadence and Purchaser set forth in the Merger Agreement are true and correct in all material respects, in each case as if such representations and warranties were made at the Effective Time; and

    - Cadence and Purchaser have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants to be performed or complied with by them under the Merger Agreement at or prior to the Effective Time.

    Assurances cannot be given that all of the conditions to completing the Merger will be satisfied.

    TERMINATION. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the completion of the Merger, before or after it has been approved by the Company's stockholders, pursuant to the following:

    - The Merger Agreement may be terminated if Cadence, Purchaser and the Company mutually agree to such termination in writing.

    - The Merger Agreement may be terminated by Cadence and Purchaser, or the Company, if:

       1. any court of competent jurisdiction in the United States or other United States federal or state governmental entity shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or

       2. the Merger has not been consummated by October 31, 1999, unless the failure to complete it by that date is due to the failure of the party seeking to terminate the Merger Agreement to perform its agreements in the Merger Agreement.

    - The Merger Agreement may be terminated by the Company if:

       1. the Company Board has approved a Superior Proposal in compliance with the Merger Agreement, including the payment of amounts due to Cadence;

       2. Cadence or Purchaser terminates the Offer or the Offer expires without the purchase of Shares by Cadence or Purchaser;

       3. Cadence or Purchaser breaches in any material respect any of its representations, warranties, covenants or other agreements in the Merger Agreement, which breach is incapable of being cured or has not been cured by the earlier of 10 business days after written notice by the Company thereof and the scheduled expiration of the Offer; or

       4. the Offer has not expired or been terminated on or before August 30, 1999;

    provided that the Company is not in material breach of the Merger Agreement.

    - The Merger Agreement may be terminated by Cadence and Purchaser if:

       1. prior to the purchase of Shares pursuant to the Offer, the Company Board has withdrawn, or modified or changed in an adverse manner adverse to Cadence its approval or recommendation of the Offer, the Merger Agreement, the Merger, the Stock Option Agreement or the Stockholders Agreement;

       2. prior to the purchase of Shares pursuant to the Offer, the Company Board has approved a Third Party Acquisition;

       3. Cadence and Purchaser terminate the Offer or the Offer expires without the purchase of Shares by Cadence or Purchaser;

       4. Cadence and Purchaser have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer due to an occurrence that would have resulted in a failure to satisfy any of the conditions set forth in Annex I of the Merger Agreement if it had occurred after the commencement of the Offer;

       5.  a Third Party Acquisition has occurred;

       6. the Company, or any of the Company's officers, directors, employees, representatives or agents have encouraged, solicited, participated in or initiated discussions or negotiations with respect to a Third Party Acquisition;

       7. the Company has breached any of its representations, warranties, covenants or other agreements in the Merger Agreement which breach is incapable of being cured or has not been cured by the earlier of 10 business days after written notice by the Company thereof and the scheduled termination of the Merger Agreement (except to the extent that the aggregate of all breaches thereof do not constitute a Material Adverse Effect on the Company and do not otherwise materially and adversely affect the consideration to be paid by Purchaser in the Offer or the benefits expected to be received by Cadence under the Merger Agreement); or

       8. the Offer has not expired or been terminated on or before August 30, 1999;

    provided that Cadence and Purchaser are not in material breach of the Merger Agreement.

    EFFECT OF TERMINATION. Even after the Merger Agreement has been terminated, the provisions of the Merger Agreement with respect to confidentiality and fees and expenses will remain in effect. Also, termination will not relieve either party from liability for any breach by such party of the Merger Agreement prior to its termination. However, no representations or warranties made by the Company, Cadence or Purchaser shall survive beyond a termination of the Merger Agreement.

    LIQUIDATED DAMAGES; FEES AND EXPENSES. The Company has agreed to pay Cadence $4,000,000 as liquidated damages if the Merger Agreement is terminated as follows:

    - It is terminated by the Company because the Company Board approved a Superior Proposal in compliance with the Merger Agreement;

    - It is terminated by Cadence and Purchaser because the Company Board withdrew, or modified or changed in a manner adverse to Cadence or Purchaser its approval or recommendation of the Offer, the Merger Agreement, the Merger, the Stock Option Agreement or the Stockholders Agreement;

    - It is terminated by Cadence and Purchaser because a Third Party Acquisition has occurred;

    - It is terminated by Cadence and Purchaser because the Company, or any of the Company's officers, directors, employees, representatives or agents have encouraged, solicited, participated in or initiated discussions or negotiations with respect to a Third Party Acquisition in violation of the Merger Agreement;

    - It is terminated by Cadence and Purchaser because the Company has breached any of its representations, warranties, covenants or other agreements in the Merger Agreement which breach is incapable of being cured or has not been cured by the earlier of 10 business days after written notice by the Company thereof and the scheduled termination of the Merger Agreement (except to the extent that the aggregate of all breaches thereof do not constitute a Material

      Adverse Effect on the Company and do not otherwise materially and adversely affect the consideration to be paid by Purchaser in the Offer or the benefits expected to be received by Cadence under the Merger Agreement); or

    - It is terminated by the Company or, Cadence and Purchaser because Cadence and Purchaser terminate the Offer or the Offer expires without the purchase of Shares by Cadence and Purchaser or because the Offer has not expired or been terminated on or before August 30, 1999 and at the time of the termination of the Offer (or August 30, 1999), (i) there is an outstanding offer with respect to a Third Party Acquisition or a third party shall have publicly announced (and not withdrawn) a plan or proposal with respect to a Third Party Acquisition and (ii) within nine months from the date of such termination, a Third Party Acquisition (provided, however, that with respect to this clause (ii) a Third Party Acquisition shall not include the acquisition by the Company or any of its subsidiaries of any interest or investment in any business whose annual revenue, net income or assets is equal to or greater than 10% of the annual revenue, net income or assets of the Company where the composition of a majority of the Company Board remains the same) shall occur or the Company shall have entered into a definitive agreement with respect to such a Third Party Acquisition.

    In addition, the Company has agreed to pay Cadence up to $1,000,000 as reimbursement of documented fees and expenses if the Merger Agreement is terminated under circumstances in which the liquidated damages described above are payable to Cadence.

    Except as described above, the parties to the Merger Agreement have agreed to pay their own fees and expenses incurred in connection with the Merger Agreement.

    EXTENSION AND WAIVER. At any time prior to the Merger, Cadence, Purchaser and the Company may agree to:

    - extend the time for the performance of any of the obligations or other acts of the other party;

    - waive any inaccuracies in the other's representations and warranties; or

    - waive the other's compliance with any of the agreements or conditions in the Merger Agreement.

    AMENDMENT. The Merger Agreement may be changed by the parties at any time before or after the Company's stockholders approve the Merger. However, any change which by law requires the approval of the Company's stockholders will require their subsequent approval to be effective.

DISSENTERS' RIGHTS IN THE MERGER

    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, stockholders of the Company would have certain rights to dissent and demand appraisal of their Shares under Section 262 of the DGCL, including the right to dissent and demand appraisal of, and to receive payment in cash of the fair value of, their Shares. Dissenting stockholders who comply with the requisite statutory procedures under the DGCL would be entitled to a judicial determination and payment in cash of the "fair value" of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as of the close of business on the day prior to the date of stockholder authorization of the Merger, together with interest thereon, at such rate as the court finds equitable, from the date the Merger is consummated until the date of payment. Under the DGCL, in fixing the fair value of the Shares, a court would consider the nature of the transaction giving rise to the stockholders' right to receive payment for Shares and its effects on the Company and its stockholders, the concepts and methods then customary in the relevant securities and financial markets for determining fair value of shares of a corporation engaging in a similar transaction under comparable circumstances, and all other relevant factors. The value so determined could be more or less than the price per Share to be paid in the Merger. THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER DELAWARE LAW DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY APPRAISAL RIGHTS AVAILABLE UNDER DELAWARE LAW. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF DELAWARE LAW.

STOCK OPTION AGREEMENT

    The following is a summary of certain provisions of the Stock Option Agreement. A copy of the Stock Option Agreement is filed with the Commission as an exhibit to Cadence's and Purchaser's Tender Offer Statement on Schedule 14D-l.

    The Stock Option Agreement permits Cadence to purchase up to 1,863,331 shares of Company Common Stock at an exercise price of $13.00 per share (the "Basic Option"). The total number of shares issuable upon exercise of the Basic Option represents approximately 19.99% of Company Common Stock outstanding on June 14, 1999 (and approximately 16.66% of the shares of Company Common Stock after exercise of such option).

    Cadence may exercise the Basic Option, in whole or in part, at any time or from time to time upon the termination of the Merger Agreement under circumstances obligating the Company to pay Cadence the $4,000,000 liquidated damages (see "--Termination" and "--Liquidated Damages; Fees and Expenses"). Such Basic Option expires upon the earlier of (a) the Effective Time and (b) the one year anniversary of the date on which the Merger Agreement has been terminated.

    If after the Basic Option becomes exercisable and before the Basic Option expires, any Third Party Acquisition occurs, or the Company enters into a definitive agreement for a Third Party Acquisition, then Cadence, instead of exercising the Basic Option, will have the right to receive in cancellation of the Basic Option, cash in an amount equal to:

    (a) the excess over $13.00 of the greater of:

       - the average of the last sales prices of a share of Company Common Stock (as reported in the Wall Street Journal) on the last five trading days preceding exercise; and

       - the highest price per share paid or offered to be paid in connection with a Third Party Acquisition, or, if such Third Party Acquisition consists of a purchase and sale of assets, the aggregate net consideration offered to be paid or paid in a Third Party Acquisition, after payment of applicable corporate taxes, divided by the number of Shares then outstanding;

    (b) multiplied by the number of shares of Company Common Stock covered by the Basic Option.

    In any event, the payment made to Cadence, when added to any consideration Cadence receives for transfer of the Basic Option or the Shares received pursuant to the Basic Option to a third party and any payment received by Cadence as liquidated damages under the Merger Agreement, shall not exceed $7,800,000.

    Cadence may request that the Company register under the Securities Act of 1933, as amended (the "Securities Act"), the offering and sale of the shares of Company Common Stock that have been acquired by or are issuable to Cadence upon exercise of the Basic Option, if requested by Cadence within two years after the exercise of the Basic Option. Any registration request must be for at least 20% of the Basic Option shares or, if for less than 20% of the originally issuable Basic Option shares, all of Cadence's remaining Basic Option shares. Cadence may make up to two demands for registration. Cadence's registration rights terminate when Cadence becomes entitled to sell all of its Basic Option shares under Rule 144(k) of the Securities Act. The Company may include any other securities in any registration demanded by Cadence only with Cadence's prior written consent. The

Company will use all reasonable efforts to cause each registration statement to become effective and remain so for 90 days and to obtain all consents or waivers required from third parties. The Company's obligation to file a registration statement and to maintain its effectiveness may be suspended for up to 90 days if the Company Board determines this registration would seriously and adversely affect the Company, or financial statements required to be included in the registration statement are not yet available. If the Company proposes to register the offering and sale of the Company Common Stock for cash for itself or any other Company stockholder in an underwriting, it will generally allow Cadence to participate in the registration so long as Cadence agrees to participate in the underwriting. The Company may satisfy its obligations with respect to a request for registration by Cadence by allowing Cadence to include the Basic Option shares in a registration as described above provided that (i) all Basic Option shares are registered, (ii) such registration statement is filed within 60 days of Cadence's request and (iii) Cadence's right to make subsequent requests is not reduced.

    The expenses of preparing and filing any registration statement for these shares of Company Common Stock and any sale covered by it will generally be paid by the Company, except for underwriting discounts or commissions or brokers' fees, and the fees and disbursements of Cadence's counsel.

    For each registration of Basic Option shares, the Company and Cadence have agreed to customary indemnification provisions for losses and liabilities under the Securities Act and otherwise. However, Cadence will not be required to indemnify the Company beyond Cadence's proceeds from the offering of its Basic Option shares.

    The Stock Option Agreement also permits Cadence to purchase such number of shares of Company Common Stock as shall equal the lesser of (i) the number of shares which, when added to the shares then owned by Cadence or Purchaser, shall equal 90% of the shares of Common Stock then outstanding, plus one and (ii) the number of authorized and unissued shares of Common Stock (the "Top-Up Option").

    Cadence may exercise the Top-Up Option during the 30 days following the purchase by Cadence or Purchaser of Shares in the Offer provided that (i) the number of shares of Company Common Stock then owned by Cadence or Purchaser when added to the shares Cadence can acquire pursuant to such Top-Up Option shall equal 90% of the shares of Company Common Stock then outstanding, plus one, and
(ii) Cadence or Purchaser have taken all actions so that the Merger will be completed immediately following the exercise of the Top-Up Option.

    Upon the issuance of option shares, the Company will promptly list the shares on the Nasdaq National Market or on any other exchange on which the Company Common Stock is then listed.

    Because the rights and obligations of Cadence and the Company under the Stock Option Agreement are subject to compliance with the HSR Act, Cadence has included in its merger notifications previously filed with the Department of Justice and Federal Trade Commission a description of its rights under the Stock Option Agreement. See "--Certain Legal Matters; Regulatory Approvals."

STOCKHOLDERS AGREEMENT

    The following is a summary of certain provisions of the Stockholders Agreement. A copy of the Stockholders Agreement is filed with the Commission as an exhibit to Cadence's and Purchaser's Tender Offer Statement on Schedule 14D-1.

    TENDER OF SHARES. In connection with the execution of the Merger Agreement, Cadence and Purchaser have entered into the Stockholders Agreement with Wolfram
H. Blume, David Nierenberg, The D3 Family Fund, L.P. and Michael F. Bosworth (the "Tendering Stockholders"), who beneficially own in the aggregate 1,758,068 Shares, representing approximately 18.9% of the issued and outstanding Shares. Pursuant to the Stockholders Agreement, each Tendering Stockholder has agreed to validly tender such Tendering Stockholder's Shares pursuant to the terms of the Offer, not later than the fifth business day after the date hereof.

    VOTING OF SHARES. Each Tendering Stockholder has also agreed to vote all of the Shares beneficially owned by such Tendering Stockholder in accordance with the Voting Agreement, including (i) in favor of the Merger and the Merger Agreement, (ii) against any proposal for a Third Party Acquisition and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which is reasonably likely to result in any of the conditions of the Company's obligations under the Merger Agreement not being fulfilled, any change in the directors of the Company, any change in the present capitalization of the Company or any amendment to the Company's charter documents, any other material change in the Company's corporate structure or business, or any other action which could reasonably be expected to adversely affect the Merger and (iii) in favor of any other matter necessary for consummation of the Merger which is considered at any such meeting of stockholders.

    IRREVOCABLE PROXY. Each Tendering Stockholder has also revoked any and all prior proxies or powers of attorney in respect of any of such Tendering Stockholder's Shares and appointed Purchaser and Cadence, or any nominee of Purchaser and Cadence as its true and lawful attorney and proxy to vote each of the Shares of the Tendering Stockholder as its Proxy, at meeting of the stockholders of the Company.

    NO INCONSISTENT ARRANGEMENTS.  Each Tendering Stockholder has agreed not to:
(i) transfer (including any sale, assignment, gift, pledge, hypothecation or other disposition), or consent to any transfer of, any or all of the Tendering Stockholder's Shares or any interest therein, or create or any encumbrance on such Shares, (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares or any interest therein, (iii) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares, (iv) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of its obligations under the Stockholders Agreement or in connection with the Merger.

    OTHER POTENTIAL ACQUIRERS. Each Tendering Stockholder has agreed, from and after the date of the Stockholders Agreement until termination of the Merger Agreement, in such capacity, directly or indirectly, not to (i) solicit or initiate, or encourage any inquiries regarding or the submission of any proposal for a Third Party Acquisition, (ii) participate in any discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to knowingly facilitate a Third Party Acquisition or (iii) enter into any agreement with respect to any proposal for a Third Party Acquisition or approve or resolve to approve any proposal for a Third Party Acquisition. Each Tendering Stockholder has also agreed that it shall immediately cease any existing activities, discussions or negotiations with any parties with respect to any Third Party Acquisition.

    OPTION. Each Tendering Stockholder has also granted to Cadence and Purchaser an irrevocable option to purchase all of such Tendering Stockholder's Shares at a price of the higher of (i) $13.00 and (ii) if the Offer is consummated, the highest price paid by Purchaser pursuant to the Offer. Such option is exercisable if (x) the Merger Agreement becomes terminable under circumstances obligating the Company to pay Cadence the $4,000,000 liquidated damages or (ii) the Offer is consummated but (due to failure by the Tendering Stockholder who has granted the option to tender validly and not withdraw) Purchaser has not accepted for payment or paid for all such Tendering Stockholder's Shares.

    REPRESENTATIONS AND WARRANTIES. The Stockholders Agreement contains certain customary representations and warranties of the parties thereto, including, without limitation, representations and warranties by the Tendering Stockholders as to ownership of Shares and power and authority.

    TERMINATION. The Stockholders Agreement expires upon (a) the mutual written consent of the parties or (b) upon the Effective Time of the Merger.

14. INTERESTS OF CERTAIN PERSONS IN THE MERGER

    EMPLOYMENT AGREEMENTS. In connection with the Merger Agreement, Cadence has entered into employment agreements with a number of officers and employees of the Company, including Michael F. Bosworth, the Company's Chairman of the Board, Chief Executive Officer and President, William E. Cibulsky, the Company's Senior Vice President of Worldwide Sales, James M. Plymale, the Company's Vice President of Marketing, Philip S. Kilcoin, the Company's Vice President, Research and Development and P. David Bundy, Vice President of Finance, Secretary and Chief Financial Officer. All of these employment agreements, which are contingent upon the closing of the Merger, provide for annual salaries and bonuses upon satisfaction of performance targets, noncompetition and nondisclosure provisions and other general employment terms.

    INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. Pursuant to the Merger Agreement, the Surviving Corporation (or any successor) will, to the fullest extent permitted by law and to the extent not covered by insurance, indemnify and hold harmless the present and former officers and directors of the Company and its subsidiaries who suffer liabilities or losses from any threatened or actual claim or proceeding based on the fact that the person was a director or officer of the Company or one of its subsidiaries or based on the Merger Agreement. The Merger Agreement further provides that Cadence will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers as of or prior to June 14, 1999 and any indemnification provisions under the Company's certificate of incorporation or bylaws as in effect on June 14, 1999. In addition, for not less than three years after the Effective Time, Cadence or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance (subject to certain maximum premium payments) or Cadence may, subject to certain limitations, cause coverage to be provided under any policy maintained for the benefit of Cadence or any of its subsidiaries.

15. GOING PRIVATE TRANSACTIONS

    The Merger must comply with any applicable Federal law at the time of its consummation. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. Cadence and Purchaser do not believe that Rule 13e-3 will be applicable to the Merger unless the Merger is consummated more than one year after the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the Merger and the consideration offered to minority stockholders be filed with the Commission and disclosed to minority stockholders prior to the consummation of the Merger.

16. DIVIDENDS AND DISTRIBUTIONS

    According to the Company 1998 Annual Report, the Company has never declared or paid cash dividends on the Company Common Stock. The Company currently intends to retain the earnings from operations for use in the operation and expansion of its business and does not anticipate paying cash dividends with respect to the Company Common Stock in the foreseeable future. Pursuant to the terms of the Merger Agreement, the Company is not permitted, without the prior written consent of Cadence, to split, combine or reclassify the outstanding Shares or declare, set aside or pay any dividend payable in cash, stock or property with respect to the Shares, or redeem or otherwise acquire any of the Shares or any securities of any of its subsidiaries.

17. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; NASDAQ NATIONAL MARKET AND EXCHANGE ACT REGISTRATION

POSSIBLE EFFECTS OF THE OFFER ON THE MARKET FOR THE SHARES

    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, and could thereby adversely affect the liquidity and market value of the remaining publicly held Shares. It is expected that, following the Offer, a large percentage of the Shares will be owned by Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price therefor.

STOCK QUOTATION

    Depending upon the number of Shares purchased pursuant to the offer, the Shares may no longer meet the requirements of the National Association of Securities Dealers, Inc. (the "NASD") for continued inclusion on the Nasdaq National Market. The maintenance for continued inclusion requires the Company to substantially meet one of two maintenance standards. The Company must have either (a)(i) at least 750,000 publicly-held shares, (ii) at least 400 stockholders of round lots, (iii) a market value of at least $5 million, (iv) a minimum bid price per Share of $1.00, (v) at least two registered and active market makers for its Shares and (vi) net tangible assets of at least $4 million, or (b)(i) at least, 1,100,000 publicly-held shares, (ii) at least 400 stockholders of round lots, (iii) a market value of at least $15 million, and
(v) either (x) a market capitalization of at least $50 million or (y) total assets and total revenue of at least $50 million each for the most recently completed fiscal year or two of the last three most recently completed fiscal years, (v) a minimum bid price per Share of $5.00 and (vi) at least four registered and active market makers. Shares held directly or indirectly by directors, officers or beneficial owners or more than 10% of the Shares are not considered as being publicly held for this purpose.

    If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NASD for continued inclusion in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, and the Shares are, in fact, no longer included in the Nasdaq National Market or in any other tier of the Nasdaq Stock Market, the market for Shares could be adversely affected.

    In the event that the Shares no longer meet the requirements of the NASD for continued inclusion in any tier of the Nasdaq Stock Market, it may be possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of the holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of the securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

EXCHANGE ACT REGISTRATION

    The Shares are currently registered under the Exchange Act. Registration under the Exchange Act may be terminated upon application by the Company to the Commission if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. Termination of the Exchange Act registration of the Shares would substantially reduce the information required to be furnished by the Company to holders of Shares and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirements of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding

"restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for Nasdaq market reporting. Cadence currently intends to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

MARGIN REGULATIONS

    The Shares are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities ("Purpose Loans"). Depending upon factors similar to those described above regarding the continued listing, public trading and market quotations of the Shares, it is possible that, following the purchase of the Shares pursuant to the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for Purpose Loans made by brokers.

18. CERTAIN CONDITIONS OF THE OFFER

    Notwithstanding any other provision of the Offer, and subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) relating to Purchaser's obligation to pay for or return tendered Shares after termination of the Offer, Purchaser will not be required to accept for payment or pay for any Shares, may delay the acceptance for payment of any Shares and may amend or terminate the Offer as to any Shares not then paid if (a) the Minimum Condition is not satisfied by the Expiration Date, (b) any applicable waiting period under the HSR Act has not expired or terminated prior to the Expiration Date, (c) approval of all necessary government officials and agencies under applicable foreign antitrust or competition laws have not been obtained prior to the Expiration Date, or (d) at any time after June 14, 1999 and before acceptance for payment of any Shares, any of the following events has occurred and is continuing:

    (a) there is an injunction or other order, decree, judgment or ruling or a statute, rule, regulation, executive order or other action has been enacted, promulgated or taken which (i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger, (ii) prohibits or restricts the ownership or operation by Cadence any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, or compels Cadence to dispose of or hold separate any portion of its or the Company's business or assets which is material to the business of all such entities taken as a whole, (iii) imposes material limitations on the ability of Cadence to acquire or to hold or to exercise full rights of ownership of the Shares or (iv) imposes any material limitations on the ability of Cadence to control in any material respect the business and operations of the Company;

    (b) the Merger Agreement has been terminated by the Company or Cadence in accordance with its terms or any event has occurred which gives Cadence or Purchaser the right to terminate the Merger Agreement or not consummate the Merger;

    (c) any event has occurred that, individually or when considered together with any other matter, has or has had a Material Adverse Effect on the Company;

    (d) the representations and warranties of the Company set forth in the Merger Agreement are not true and correct in any material respect (except to the extent that the aggregate of all breaches thereof do not constitute a Material Adverse Effect on the Company and do not otherwise materially and adversely affect the consideration to be paid by Purchaser in the Offer of the benefits expected to be received by Cadence under the Merger Agreement), in each case as if such representations and warranties were made at the time of such determination;

    (e) the Company has failed to perform in any material respect (except to the extent that the aggregate of all breaches thereof do not constitute a Material Adverse Effect on the Company and do not otherwise materially and adversely affect the consideration to be paid by Purchaser in the Offer of the benefits expected to be received by Cadence under the Merger Agreement) any obligation or to comply in any material respect with any agreement or covenant of the Company under the Merger Agreement;

    (f) (i) any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or the over-the-counter market (other than a shortening of trading hours or any coordinated trading halt for less than 24 hours triggered solely as a result of a specified increase or decrease in a market index) has occurred, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States has occurred, (iii) any material limitation (whether or not mandatory) by any government on the extension of credit by banks or other lending institutions has occurred, (iv) a commencement, or a material acceleration or worsening of a war or armed hostilities or other national calamity directly involving the United States and resulting in a significant disruption of world commerce has occurred or (v) any decline of at least 20 percent in the average of the closing prices of the Standard & Poor's 500 Index for any twenty (20) consecutive trading days from the levels as of the last trading day immediately preceding June 11, 1999 has occurred;

    (g) the Company Board (i) has withdrawn, or modified or changed in a manner adverse to Cadence or Purchaser (including by amendment of the Schedule 14D-9) its approval or recommendation of the Merger Agreement, the Stock Option Agreement or the Stockholders Agreement or the transactions contemplated thereby, (ii) has recommended a Third Party Acquisition or
       (iii) has adopted any resolution to effect any of the foregoing;

    (h) any Person or "group" (as defined in Section 13(d)(3) of the Exchange
       Act), other than Cadence, Purchaser or their affiliates or any group of which any of them is a member has acquired beneficial ownership (as determined pursuant to Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the Shares;

    (i) any party to the Stockholders Agreement other than Purchaser and Cadence has breached or failed to perform any of its agreements under such agreement or breached any of its representations and warranties in such agreement or any such agreement is not valid, binding and enforceable; or

    (j) there shall not have occurred or been threatened the loss of one or more of the employee(s) who are entering into Employment Agreements that would result in a Material Adverse Effect on the Company, whether pursuant to a breach or anticipated breach, of any such Employment Agreement, or otherwise;

which, in the reasonable judgment of Cadence with respect to each and every matter referred to above and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer or with the acceptance for payment of the Shares or to proceed with the Merger.

    The foregoing conditions (the "Offer Conditions") are for the sole benefit of Cadence and may be asserted by Purchaser regardless of the circumstances giving rise to such Offer Conditions and may be waived by Purchaser in whole or in part at any time and from time to time, in each case, in the exercise of the good faith judgment of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

19. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

GENERAL

    Except as described below, neither Cadence nor Purchaser is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority or public body, domestic or foreign, that would be required for the acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought except as described below in this Section under "State Antitakeover Statutes." While, except as otherwise expressly described herein, Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business or that certain parts of the Company's business might not have to be disposed of in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action, any of which could cause Cadence to decline to accept for payment or pay for any Shares tendered. Cadence's obligation under the Offer to accept for payment and pay for Shares is subject to the Offer Conditions, including conditions relating to legal matters discussed in this Section 19.

ANTITRUST

    Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission ("FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The acquisition of Shares pursuant to the Offer is subject to these requirements.

    Cadence filed a Notification and Report Form with respect to the Offer under the HSR Act on June 16, 1999. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., Washington, D.C. time, on July 1, 1999, unless early termination of the waiting period is granted. In addition, the Antitrust Division or the FTC may extend such waiting period by requesting additional information or documentary material from Cadence. If such a request is made with respect to the Offer, the waiting period related to the Offer will expire at 11:59 p.m., Washington, D.C. time, on the 10th day after substantial compliance by Cadence with such request. With respect to each acquisition, the Antitrust Division or the FTC may issue only one request for additional information. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties may engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. Expiration or termination of applicable waiting periods under the HSR Act is a condition to Purchaser's obligation to accept for payment and pay for Shares tendered pursuant to the Offer.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed purchase of the Shares pursuant to the Offer. At any time before or after such purchase, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the transaction or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Cadence or the Company. Litigation seeking similar relief could be brought by private parties.

    Cadence does not believe that consummation of the Offer and the other transactions contemplated by the Merger Agreement will result in the violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the other transactions contemplated by the Merger Agreement on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 18 of this Offer to Purchase for certain conditions to the purchase of the Shares pursuant to the Offer, including conditions with respect to litigation and certain governmental actions.

STATE ANTITAKEOVER STATUTES

    Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Stockholder" (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder. The provisions of Section 203 of DGCL are not applicable to any of the transactions contemplated by the Merger Agreement, because the Merger Agreement and the transactions contemplated thereby were approved by the Company Board prior to the execution thereof.

    A number of states have adopted "takeover" statutes that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive offices or places of business in such states.

    In EDGAR V. MITE CORPORATION, the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Act, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in CTS CORP. V. DYNAMICS CORP. OF AMERICA, the Supreme Court held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in the state and is incorporated there.

    Based on information supplied by the Company, Cadence and Purchaser do not believe that any state takeover statutes (other than Section 203 of the DGCL) purport to apply to the Offer or the Merger. Neither Purchaser nor Cadence, except as set forth above with respect to Section 203 of the DGCL, has currently complied with any other state takeover statute or regulation. Cadence reserves the right to challenge the applicability or validity of any other state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any other state takeover statute is applicable to the Offer or the Merger and if an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Cadence might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Cadence might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, Cadence may not be obliged to accept for payment or pay for any shares tendered pursuant to the Offer.

STOCKHOLDER APPROVAL

    Under the DGCL and the Company's Certificate of Incorporation, the approval of the Board of Directors and the affirmative vote of the holders of sixty-seven percent (67%) of the outstanding

Shares are required to adopt and approve the Merger Agreement and the transactions contemplated thereby. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement, the Stock Option Agreement and the Stockholders Agreement by the Company and the consummation by the Company of the Merger have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger by the Company's stockholders in accordance with Delaware law. In addition, the Company has represented that the affirmative vote of the holders of sixty-seven percent (67%) of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which is necessary to approve the Merger Agreement and the transactions contemplated thereby, including the Merger. Therefore, unless the Merger is consummated pursuant to the short-form merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval of the Merger Agreement and the Merger by the affirmative vote of the holders of sixty-seven percent (67%) of the Shares. In the event that Purchaser and its subsidiaries acquire in the aggregate at least sixty-seven percent (67%) of the Shares entitled to vote on the approval of the Merger and the Merger Agreement, they would have the ability to effect the Merger without the affirmative votes of any other stockholders.

SHORT-FORM MERGER

    Section 253 of the DGCL provides that, if a corporation owns at least 90% of the outstanding shares of each class of another corporation, the corporation holding such stock may merge itself into such corporation without any action or vote on the part of the board of directors or the stockholders of such other corporation (a "short-form merger"). In the event that Purchaser and its subsidiaries acquire in the aggregate at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, then, at the election of Purchaser, a short-form merger could be effected without any approval of the Board of Directors or the stockholders of the Company, subject to compliance with the provisions of Section 253 of the DGCL. In the Merger Agreement, the Company, Cadence and Purchaser have agreed that, notwithstanding that all conditions to the Offer are satisfied or waived as of the scheduled Expiration Date, Purchaser may extend the expiration date of the Offer (as it may be extended) for up to ten (10) business days, if on such expiration date the conditions for the Offer set forth in Section 18 of this Offer to Purchase shall have been satisfied or earlier waived, but the number of Shares that have been validly tendered and not withdrawn represents less than 90% of the then issued and outstanding Shares on a fully diluted basis. If Purchaser does not own 90% of the outstanding Shares following consummation of the Offer, Purchaser may seek to purchase additional Shares in the open market or otherwise in order to reach the 90% threshold and employ a short-form merger. The per share consideration paid for any Shares so acquired may be greater or less than the Offer Price. Purchaser presently intends to effect a short-form merger if permitted to do so under Delaware law.

20. FEES AND EXPENSES

    Cadence has retained Morrow & Co., Inc. to act as the Information Agent and ChaseMellon Shareholder Services to serve as the Depositary in connection with the Offer. The Information Agent and the Depositary each will receive reasonable and customary compensation for their services and be reimbursed for certain reasonable out-of-pocket expenses. Cadence has also agreed to indemnify the Information Agent and the Depositary against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws.

    Cadence will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer (other than to the Information Agent). Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by

Cadence for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

21. MISCELLANEOUS

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Purchaser may, in its discretion, however, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in any such jurisdiction.

    Except for the Depositary's authorization to enter into agreements or arrangements with the Book-Entry Transfer Facility, no person has been authorized to give any information or to make any representation on behalf of Purchaser or Cadence not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by Cadence and Purchaser. Neither the delivery of this Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of Purchaser, Cadence or the Company since the date as of which information is furnished or the date of this Offer to Purchase.

    Purchaser and Cadence have filed with the Commission a Tender Offer Statement on Schedule 14D-l, together with exhibits, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer. In addition, the Company has filed with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendations of the Company Board with respect to the Offer and the reasons for such recommendations and furnishing certain additional related information. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

CDSI ACQUISITION CORPORATION

June 18, 1999

                                   SCHEDULE I
           DIRECTORS AND EXECUTIVE OFFICERS OF CADENCE AND PURCHASER

    The following table sets forth the name, age, business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Cadence. Except as otherwise indicated, all of the persons listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Cadence. Unless otherwise indicated, the principal business address of each director or executive officer is Cadence Design Systems, Inc., 2655 Seely Avenue, Building 5, San Jose, California, 95134.

NAME, AGE, CITIZENSHIP AND                                                        OTHER MATERIAL POSITIONS
CURRENT BUSINESS ADDRESS                PRESENT OCCUPATION OR EMPLOYMENT      HELD DURING THE PAST FIVE YEARS
------------------------------------  ------------------------------------  ------------------------------------
H. Raymond Bingham, 53..............  President, Chief Executive Officer    Executive Vice President and Chief
                                      since April, 1999; Director since     Financial Officer from 1993-April,
                                      1997                                  1999 Director, Sunstone Hotel
                                                                            Investors, Inc.; Integrated
                                                                            Measurement Systems, Inc., Legato
                                                                            Systems, Inc. and Onyx Software
                                                                            Corporation

John F. Olsen, 47...................  President, Design Realization Group   Executive Vice President, Worldwide
                                      and Corporate Development since       Field Operations from 1998-April,
                                      April, 1999                           1999; Senior Vice President, Field
                                                                            Operations from 1994-1998; Partner,
                                                                            KPMG Peat Marwick LLP from
                                                                            1989-1994.

Shane V. Robison, 44................  President, Design Productivity Group  Executive Vice President, Research
                                      since April, 1999                     and Development from 1997-April,
                                                                            1999; Senior Vice President,
                                                                            Engineering from 1995-1997; Vice
                                                                            President and General Manager of the
                                                                            personal Interactive Electronics
                                                                            Division of Apple Computer, Inc.
                                                                            from 1988-1995.

R.L. Smith McKeithen, 55............  Senior Vice President, General        Vice President, General Counsel and
                                      Counsel and Secretary since 1998      Secretary from 1996-1998; Vice
                                                                            President, General Counsel and
                                                                            Secretary, of Strategic Mapping,
                                                                            Inc. from 1994-1996; Vice President,
                                                                            General Counsel and Secretary,
                                                                            Silicon Graphics, Inc. from
                                                                            1988-1994

NAME, AGE, CITIZENSHIP AND                                                        OTHER MATERIAL POSITIONS
CURRENT BUSINESS ADDRESS                PRESENT OCCUPATION OR EMPLOYMENT      HELD DURING THE PAST FIVE YEARS
------------------------------------  ------------------------------------  ------------------------------------
William Porter, 45..................  Senior Vice President and Chief       Corporate Vice President from
                                      Financial Officer since May, 1999;    1998-May, 1999; Corporate Controller
                                      Assistant Secretary since 1994        from 1994-May, 1999; Vice President
                                                                            from 1994-1998; Controller,
                                                                            Technical Accounting and Reporting
                                                                            Manager, Cupertino Operations with
                                                                            Apple Computer, Inc. from 1988-1994.

Carol A. Bartz, 50..................  Director since 1994; Chief Executive  President, Autodesk, Inc. from
                                      Officer and Chairman, Autodesk, Inc.  1992-1996; Director,
                                      since 1996                            AirTouchCommunications, Network
                                                                            Appliance, Inc., Cisco Systems, Inc.
                                                                            and BEA Systems, Inc.

Dr. Leonard Y.W. Liu, 57............  Director since 1989; Chairman,        Chief Operating Officer, 1993-1995;
                                      President and Chief Executive         Director, Advanced Semiconductor
                                      Officer, Walker Interactive Systems,  Engineering, Inc.
                                      Inc. since 1995

Donald L. Lucas, 69.................  Chairman of the Board since 1988;     Director, Coulter Pharmaceutical,
                                      Private Venture Capital Investor      Inc., Macromedia, Inc., Oracle
                                                                            Corporation, Transcend Services,
                                                                            Inc. and Tricord Systems,
                                                                            Incorporated

Dr. Alberto Sangiovanni-Vincentelli,
  51................................  Director since 1992; Chief
                                      Technology Advisor since June, 1999;
                                      Professor of Electrical Engineering
                                      and Computer Sciences, University of
                                      California at Berkeley since 1976.

George M. Scalise, 64...............  Director since 1989; President,       Executive Vice President and Chief
                                      Semiconductor Industry Association    Administrative Officer, Apple
                                      since 1997.                           Computer, Inc., from 1996-1997;
                                                                            Senior Vice President of Planning
                                                                            and Development and Chief
                                                                            Administrative Officer, National
                                                                            Semiconductor Corporation from
                                                                            1991-1996; Director, Network
                                                                            Equipment Technologies, Inc.

NAME, AGE, CITIZENSHIP AND                                                        OTHER MATERIAL POSITIONS
CURRENT BUSINESS ADDRESS                PRESENT OCCUPATION OR EMPLOYMENT      HELD DURING THE PAST FIVE YEARS
------------------------------------  ------------------------------------  ------------------------------------
Dr. John B. Shoven, 51..............  Director since 1992; Charles R.       Dean of the School of Humanities and
                                      Schwab Professor of Economics,        Science, Stanford University,
                                      Stanford University (at Stanford      1993-1998.
                                      University since 1973)

Roger S. Siboni, 44.................  Director since January, 1999;         Deputy Chairman, Chief Operating
                                      President and Chief Executive         Officer and other positions, KPMG
                                      Officer, Epiphany Inc. since 1997     Peat Marwick LLP from 1977-1997;
                                                                            Director, FileNet, Inc., Macromedia,
                                                                            Inc. and the Walter A. Haas School
                                                                            of Business at the University of
                                                                            California At Berkeley.

    The following table sets forth the name, age business or residence address, principal occupation or employment at the present time and during the last five years, and the name of any corporation or other organization in which such employment is conducted or was conducted of each executive officer or director of Purchaser. Except as otherwise indicated, all of the person listed below are citizens of the United States of America. Each occupation set forth opposite a person's name, unless otherwise indicated, refers to employment with Cadence. Unless otherwise indicated, the principal business address of each director or executive officer is Cadence Design Systems, Inc., 2655 Seely Avenue, Building 5, San Jose, California, 95134.

NAME, AGE, CITIZENSHIP AND                                                        MATERIAL POSITIONS HELD
CURRENT BUSINESS ADDRESS                PRESENT OCCUPATION OR EMPLOYMENT         DURING THE PAST FIVE YEARS
------------------------------------  ------------------------------------  ------------------------------------
H. Raymond Bingham, 53..............  President, Chief Executive Officer    Executive Vice President and Chief
                                      and Director of Purchaser since       Financial Officer since 1993;
                                      incorporation; President, Chief       Director, Sunstone Hotel Investors,
                                      Executive Officer since May, 1999;    Inc.; Integrated Measurement
                                      Director since 1997                   Systems, Inc., Legato Systems, Inc.
                                                                            and Onyx Software Corporation

R.L. Smith McKeithen, 55............  Secretary, Vice President and         Vice President, General Counsel and
                                      Director of Purchaser since           Secretary from 1996-1998; Vice
                                      incorporation; Senior Vice            President, General Counsel and
                                      President, General Counsel and        Secretary, of Strategic Mapping,
                                      Secretary since 1998                  Inc. from 1994-1996; Vice President,
                                                                            General Counsel and Secretary,
                                                                            Silicon Graphics, Inc. from
                                                                            1988-1994

William Porter, 45..................  Treasurer, Vice President and         Corporate Vice President from
                                      Director of Purchaser since           1998-May, 1999; Corporate Controller
                                      incorporation; Senior Vice President  from 1994-May, 1999; Vice President
                                      and Chief Financial Officer since     from 1994-1998; Controller,
                                      May, 1999; Assistant Secretary since  Technical Accounting and Reporting
                                      1994                                  Manager, Cupertino Operations with
                                                                            Apple Computer, Inc. from 1988-1994.

    Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank or trust company to the Depositary at one of its addresses set forth below:

                             THE DEPOSITARY FOR THE OFFER IS:

                                 [LOGO]

          BY MAIL:                 BY OVERNIGHT COURIER:                BY HAND:
  Reorganization Department      Reorganization Department      Reorganization Department
         PO Box 3301                85 Challenger Road                120 Broadway
 South Hackensack, NJ 07606          Mail Stop--Reorg                  13th Floor
                                 Ridgefield Park, NJ 07660         New York, NY 10271

         BY FACSIMILE TRANSMISSION:                    CONFIRM RECEIPT OF FACSIMILE
      (For Eligible Institutions Only)                      by Telephone Only:
               (201) 296-4293                                 (201) 296-4860

    Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022

                   Banks and Brokerage Firms Call: (800) 662-5200
                    Stockholders Please Call: (800) 566-9061